Exhibit 10.15

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

WESTERN ALLIANCE BANK
LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (“Agreement”) is made and entered into effective August 21, 2020 (the “Effective Date”), by and between WESTERN ALLIANCE BANK, an Arizona corporation (“Bank”), and AMERIHOME MORTGAGE COMPANY, LLC, a Delaware limited liability company (“Borrower”).

RECITALS

A.                                    Borrower has requested that Bank extend credit to Borrower as described in this Agreement.

B.                                    Subject to and upon the provisions, terms and conditions of this Agreement, Bank is willing to make such credit available to Borrower and has agreed to lend to Borrower the amounts herein described for the purposes set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the covenants, representations, warranties and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto her by covenant and agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

1.1.                            Definitions.  As used in this Agreement, all addendums, exhibits and schedules hereto and in any note, certificate, report or other Loan Documents made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in this Article 1 unless otherwise provided in any such other document.

“Acknowledgment Agreement” means an acknowledgment agreement in the form prescribed by Freddie Mac to be executed by Borrower, Bank and Freddie Mac as a condition to Borrower’s pledging Freddie Mac Servicing Rights to Bank.

“Advance” means any disbursement of an amount or amounts to be loaned by Bank to Borrower hereunder or the re-borrowing of amounts previously loaned hereunder.

“Advance Request” means, as of the date of preparation, a certificate requesting an Advance (in a form acceptable to Bank) prepared by an Authorized Officer.

“Affiliate” means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person, (b) that directly or indirectly beneficially owns or holds fifty percent (50%) or more of any class of voting stock of such Person, or (c) that controls fifty percent (50%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall Bank be deemed an Affiliate of Borrower. For purposes of this Agreement, Aris Mortgage Holding Company, LLC shall be deemed to be the only Affiliate of Borrower.

“Agreement” means this Loan and Security Agreement, as the same may, from time to time, be amended, supplemented, or replaced.

“Agency” means Freddie Mac.

“Agency Guidelines” means, the Freddie Mac Guide and the Purchase Documents (as such term is defined in the Freddie Mac Guide).

“Approved Purposes” has the meaning set forth in the Additional Loan Terms and Covenants Addendum attached hereto as Exhibit A.

“Approved Servicing Agreement” means the Servicing Agreement between Borrower and the Agency.

“Adjusted Tangible Net Worth” has the meaning set forth in the Additional Loan Terms and Covenants Addendum attached hereto as Exhibit A.

“Article” and “Articles” have the meanings set forth in Section 1.6.

“Authorized Officer” means the President, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller, Treasurer and any other officers legally authorized by Borrower and approved hereafter in writing by Bank.

“Bank” means Western Alliance Bank, an Arizona corporation and its participants, successors and assigns.

“Borrower” means the Person identified as such in the introductory paragraph hereof, and its successors and assigns.

“Borrowing Base” has the meaning set forth in the Additional Loan Terms and Covenants Addendum attached hereto as Exhibit A.

“Borrowing Base Certificate” means, as of any date of preparation, a certificate setting forth the Borrowing Base in substantially the form of Exhibit B attached hereto, prepared by and certified by an Authorized Officer of Borrower.

“Borrowing Base Deficiency” has the meaning set forth in Section 2.4.

“Borrowing Limit” means the lesser of (a) the Borrowing Base, minus the outstanding Principal Balance of the Loans, or (b) the Committed Sum.

“Business Day” means a day other than a Saturday, Sunday or a day on which commercial banks in Phoenix, Arizona or the State of California are authorized to be closed. Unless otherwise provided, the term “days” means calendar days.

“Code” means the Uniform Commercial Code of the State of Arizona; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Collateral or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Arizona, “Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or nonperfection.

“Collateral” means the following property which secures, either directly or indirectly, the payment and performance of the Indebtedness and the Obligations, wherever located, in which Borrower now has or at any time hereafter has or acquires any right, title or interest, and all Proceeds and products thereof, together with all books and records, customer lists, credit files, computer files, printouts and other computer materials and records related thereto:

(a)                                 all Pledged Servicing Rights (whether classified as instruments, accounts, payment intangibles or general intangibles under the Code), together with all of Borrower’s rights in and to:

(i)                                     late charges, ancillary fees and other servicing compensation under, for or in respect of the Pledged Servicing Rights, whether or not yet accrued, earned, due or payable;

(ii)                                  proceeds of any sale or other disposition of the Pledged Servicing Rights and to any payment in respect of the transfer or termination of the Pledged Servicing Rights by the Agency;

(iii)                               all other present and future rights and interests of Borrower in, to, and under the Pledged Servicing Rights;

(iv)                              all insurance and claims for insurance effected or held for the benefit of Borrower and Bank in respect of the Pledged Servicing Rights;

(v)                                 all of Borrower’s files, certificates, correspondence, appraisals, accounting entries, journals and reports, other information and data that describes, catalogs or lists such information or data, or that otherwise directly relates to the Pledged Servicing Rights, and other information and data that is used for managing and administering the Pledged Servicing Rights;

(vi) all media (tapes, discs, cards, drives, flash memory or any other kind of physical or virtual data or information storage media) on which is stored only information or data that relates to the Pledged Servicing Rights, and on which no other material information and data that relates to property other than the Pledged Servicing Rights is stored;

(vii)                           [Reserved];

(viii)                        all rights to collect payments of principal, interest, tax and insurance escrows, impound accounts, and other distributions thereon or products and proceeds of the Pledged Servicing Rights, all accounts, payment intangibles and general intangibles arising from, under or in respect of the Pledged Servicing Rights or relating thereto, and all accessions or additions to and all substitutions for any of the Pledged Servicing Rights;

(ix)                              all instruments, documents, or writings evidencing any monetary obligation, account, payment intangible, general intangible or security interest in any of the Pledged Servicing Rights, whether now existing or hereafter arising, accruing or acquired; and

(x)                                 all security for or claims against others in respect of the Pledged Servicing Rights;

(b)                                 All Pledged Servicing Receivables (whether classified as instruments, accounts, payment intangibles or general intangibles under the Code), together with all of Borrower’s rights in and to:

(i)                                     [Reserved];

(ii)                                  all rights to funds from any and all Servicer’s Deposit Accounts from which Borrower has the right to make withdrawals to reimburse Borrower for monies advanced by Borrower as the servicer of Mortgage Loans relating to the Pledged Servicing Receivables;

(iii)                               all profits, income, surplus, moneys and revenues of any kind accruing, and all accounts arising, under or in respect of the Pledged Servicing Receivables;

(iv)                              all accounts, payment intangibles and general intangibles, whether now or hereafter existing (including all of Borrower’s present and future rights to have and receive interest and other compensation, whether or not yet accrued, earned, due or payable), under or arising out of any or all of the Pledged Servicing Receivables;

(v)                                 title and interest in and to any and all security for or claims against others in respect of the Pledged Servicing Receivables;

(vi)                              all of Borrower’s files, surveys, certificates, correspondence, appraisals, tapes, discs, cards, accounting records and other information and data directly relating to any of the Pledged Servicing Receivables; and

(vii)                           all of Borrower’s proceeds and rights to proceeds of any sale or other disposition of any or all of the Pledged Servicing Receivables;

(c)                                  The Pledged Deposit Account; and

(d)                                 All rights to have and receive any of the Collateral described above, all accessions or additions to and substitutions for any of such Collateral, together with all renewals and replacements of any of such Collateral, all other rights and interests now owned or hereafter acquired by Borrower in, under or relating to any of such Collateral or referred to above and all proceeds of any of such Collateral; all of Borrower’s present and future accounts, payment intangibles and general intangibles arising from or relating to any of the Pledged Servicing Receivables or any such other property as may be specifically pledged in writing by Borrower to Bank; all other rights and interests of Borrower in, under or, in the case of Servicing only, relating to any of such property, all of Borrower’s rights and interests (but none of its obligations) in, to and under all contracts and agreements, whether oral or written, relating thereto; any instruments, documents or writings evidencing any monetary obligation, contract right, account or security interest in any of such property or its proceeds accruing or accrued and all other rights and interests in and to any and all security for or claims against others in respect of any of the property described or referred to herein; all books, records, contract rights, instruments, documents (including all documents of title), chattel paper and proceeds relating to, arising from or by virtue of or collections with respect to, or comprising part of, any of such property, including all insurance and claims for insurance effected or held for the benefit of Borrower or Bank in respect of any of the foregoing, in each case whether now existing or hereafter arising, accruing or accrued; and all other rights and interests in and to any and all security for or claims against others in respect of any of the rights, interests and property described or referred to above.

Bank understands and agrees that the Collateral includes rights that may be transferred or acquired by the Agency under the Approved Servicing Agreement, are derivative of servicer’s rights under the Approved Servicing Agreement and, as such, are subject to the prior rights of, or revision by, the Agency or standby servicer, in an event of default or extinguishment.

Notwithstanding anything in the foregoing, after the Conversion Date and the indefeasible repayment of any outstanding principal balance of the Servicing Advances Note, the Pledged Servicing Receivables shall not longer constitute Collateral as used herein.

“Commitment” means the obligation of Bank to make the Loans in an aggregate principal amount at any time outstanding up to but not to exceed in the aggregate the Borrowing Limit in effect from time to time.

“Committed Sum” has the meaning set forth in the Additional Loan Terms and Covenants Addendum attached hereto as Exhibit A.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit C attached hereto, prepared by and executed by an Authorized Officer of Borrower.

“Consent Agreement” means the Consent Agreement, dated as of the date hereof, by and among Freddie Mac, Borrower and Bank, which provides the terms and conditions under which Freddie Mac granted its consent to Borrower’s pledge of Pledged Servicing Receivables to Bank.

“Consumer Mortgage Loan” means a Mortgage Loan made to a Person for personal, family or household purposes.

“Conversion Date” shall have the meaning set forth in Section 2.10 herein.

“Corporate Advance” means customary and necessary “out of pocket” costs and expenses (including attorneys’ fees and disbursements) incurred in the performance by Borrower under the Approved Servicing Agreement (other than P&I Advances and Escrow Advances) related to a Mortgage Loan for (1) the preservation, restoration and protection of any Mortgaged Property, including property inspection and valuation fees, (2) any enforcement or administrative, judicial or other legal proceedings, including foreclosures, (3) the management and liquidation of a Mortgaged Property if such Mortgaged Property is acquired in satisfaction of the related Serviced Loan, or (4) other default related fees.

“Corporate Advances Sublimit” has the meaning set forth in the Additional Loan Terms and Covenants Addendum attached hereto as Exhibit A.

“Current Financial Statements” means the financial statements of Borrower most recently submitted to Bank and dated within thirty (30) days of the Effective date.

“Debt” means with respect to any Person at any time (without duplication), (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days; (d) all capital lease obligations of such Person; (e) all Debt or other obligations of others guaranteed by such Person; (f) all obligations secured by a Lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person; (g) any other obligation for borrowed money or other financial accommodations which in accordance with GAAP, or other method of accounting acceptable to Bank, would be shown as a liability on the balance sheet of such Person; (h) any repurchase obligation or liability of a Person with respect to accounts, chattel paper or notes receivable sold by such Person; (i) any liability under a sale and leaseback transaction that is not a capital lease obligation; (j) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheets of a Person; (k) all payment and reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; and (l) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interests in such Person or any other Person, valued, in the case of redeemable preferred stock interests, at the greater of its voluntary or involuntary liquidation preference plus all accrued and unpaid dividends.

“Debtor Relief Laws” means Bankruptcy Code of the United States and all other applicable liquidation, receivership, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, reorganization, or similar debtor relief Laws affecting the rights of creditors generally from time to time in effect.

“Effective Date” has the meaning provided in the introductory paragraph hereof.

“Eligible Pledged Servicing Receivable” has the meaning set forth in the Additional Loan Terms and Covenants Addendum attached hereto as Exhibit A.

“Eligible Pledged Servicing Right” has the meaning set forth in the Additional Loan Terms and Covenants Addendum attached hereto as Exhibit A.

“Environmental Laws” means any and all federal, state, and local laws, regulations, judicial decisions, orders, decrees, plans, rules, permits, licenses, and other governmental restrictions and requirements pertaining to health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901, et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251, et seq., and the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., as the same may be amended or supplemented from time to time.

“Environmental Liabilities” means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Material into the environment, resulting from the past, present, or future operations of such Person.

“Escrow Advance” means customary and necessary “out of pocket” costs and expenses (including attorneys’ fees and disbursements) incurred by Borrower under the Approved Servicing Agreement related to a Mortgage Loan for (1) the payment of taxes, assessments, water rates, sewer rents and other charges that are or may become a lien upon the related Mortgaged Property, or (2) the payment of premiums for fire, hazard and (to the extent required by law) flood insurance.

“Event of Default” has the meaning set forth in Article 9 of this Agreement.

“Existing Litigation” has the meaning set forth in Section 5.5.

“Facility Fee” has the meaning set forth in Section 6 of the Additional Loan Terms and Covenants Addendum attached hereto as Exhibit A.

“Fitch” means Fitch Ratings, Inc., or any successor.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation and any successor.

“Freddie Mac Guide” shall mean the Freddie Mac Single-Family Seller/Servicer Guide, as it may be amended from time to time.

“GAAP” means generally accepted accounting principles, applied on a consistent basis, set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board which are applicable under the circumstances and in effect as of the date in question.

“Guarantor” means any Person who from time to time guarantees all or any part of the Indebtedness. The parties agree there shall be no Guarantor under this Agreement.

“Guaranty Agreement” means a written guaranty of each Guarantor, if any, in favor of Bank, in form and substance satisfactory to Bank, as the same may be amended, modified, restated, renewed, replaced, extended, supplemented or otherwise changed from time to time. The parties agree there shall be no Guaranty Agreement.

“Hazardous Material” means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

“Inchoate Lien” means any Tax Lien for Taxes not yet due and payable and any mechanic’s Lien and materialman’s Lien for services or materials for which payment is not yet due.

“Indebtedness” means all present and future indebtedness, obligations, and liabilities of Borrower to Bank, including all direct and contingent obligations arising under letters of credit, banker’s acceptances, bank guaranties and similar instruments, overdrafts, Automated Clearing House obligations, and all other financial accommodations which could be considered a liability under GAAP, or other method of accounting acceptable to Bank, and all renewals, extensions, and modifications thereof, or any part thereof, now or hereafter owed to Bank by Borrower, and all interest accruing thereon and costs, expenses, and reasonable attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligation, and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, but not limited to, the indebtedness, obligations, and liabilities evidenced, secured, or arising pursuant to (i) any of the Loan Documents and all renewals and extensions thereof, or any part thereof, and all present and future amendments thereto and (ii) any other documents or agreements between Borrower and Bank, together with all renewals and extensions thereof or any part thereof, and all present and future amendments thereto.

“Laws” means all applicable statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of the United States, any city or municipality, state, commonwealth, nation, country, territory, possession, or any Tribunal.

“Leases” means those certain lease agreements between the owners of the real property on which any part of Borrower’s business is operated, as landlord, and Borrower, as tenant, pertaining to the lease of such real property.

“Leverage Ratio” has the meaning set forth in the Additional Loan Terms and Covenants Addendum attached hereto as Exhibit A.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (whether statutory or otherwise), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing).

“Liquid Assets” means, at any particular time, the sum of Borrower’s cash, cash equivalents (certificates of deposit and other depository accounts established at FDIC-insured banks and all unrestricted cash on deposit with Borrower’s warehouse lenders), United States government-issued securities and other registered, unrestricted equity or debt securities which are publicly traded on a recognized United States exchange and have been approved by Bank, in its sole and absolute discretion and which, in all events, are held in Borrower’s name and are free and clear of all Liens (except Liens in favor of Bank).

“Litigation” means any proceeding, claim, lawsuit, and/or investigation conducted or threatened by or before any Tribunal, including, but not limited to, proceedings, claims, lawsuits, and/or investigations under or pursuant to any environmental, occupational safety and health, antitrust, unfair competition, securities, Tax, or other Law, or under or pursuant to any agreement, document, or instrument.

“Loans” means the Revolving Loans and the Term Loan, collectively.

“Loan Documents” mean this Agreement, the Promissory Note, any guaranty, the Security Documents, and any and all other agreements, documents, and instruments executed and delivered in connection with the Loans, and any future amendments thereto, or restatements thereof, together with any and all renewals, extensions, and restatements of, and amendments and modifications to, any such agreements, documents, and instruments.

“Loan Period” means the combined Revolving Loan Period and Term Loan Period.

“Maker” means and includes each maker of a Mortgage Note and each cosigner, guarantor, endorser, surety and assumptor thereof, and each mortgagor or grantor under a Mortgage Loan, whether or not such Person has personal liability for its payment of the Mortgage Loan evidenced or secured thereby, in whole or in part.

“Margin Call” has the meaning set forth in Section 2.4.

“Material Adverse Effect” means any set of circumstances or event which with respect to any Person (a) could reasonably be expected to have a material adverse effect upon the validity, performance, or enforceability of any Loan Document against such Person, (b) is or could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), properties, liabilities (actual or contingent), business operations or prospects of such Person, (c) could reasonably be expected to materially impair the ability of such Person to pay the Indebtedness or to fulfill its Obligations under the Loan Documents, or (d) could reasonably be expected to cause an Event of Default.

“Maximum Rate” means the maximum non-usurious rate of interest (or, if the context so requires, an amount calculated at such rate) which Bank is allowed to contract for, charge, take, reserve, or receive in this transaction under applicable federal or state Law from time to time in effect after taking into account, to the extent required by applicable federal or state Law from time to time in effect, any and all relevant payments or charges under the Loan Documents.

“MBS” means a mortgage pass-through security, collateralized mortgage obligation, REMIC interest or other security issued by Freddie Mac that (a) is based on and backed by an underlying pool of Mortgage Loans and (b) provides for payment by its issuer to its holder of specified principal installments and/or a fixed or floating rate of interest on the unpaid balance and for prepayments to be passed through to the holder, whether issued in certificated or book-entry form.

“Minimum Servicing Compensation” means an amount equal to the greater of the actual cost to perform the servicing under the Approved Servicing Agreement or [***] per annum of the aggregate unpaid principal balance of all Mortgage Loans subject to this Agreement which is paid to Servicer in accordance with the Approved Servicing Agreement.

“Moody’s” means Moody’s Investors Service, Inc. or any successors thereto.

“Mortgage Loan” shall mean a loan, which may be a Consumer Mortgage Loan, evidenced by a Mortgage Note and secured by a Security Instrument.

“Mortgage Note” shall mean a full recourse promissory note secured by a Security Instrument and evidencing a Mortgage Loan.

“Mortgaged Property” shall mean the Residential Real Property subject to a Security Instrument securing a Mortgage Loan.

“MSR Note” has the meaning set forth in the Additional Loan Terms and Covenants Addendum attached hereto as Exhibit A.

“MSR Revolving Loan” has the meaning set forth in Section 2.1.

“Net Income” shall mean, for any particular period, Borrower’s net income (after provision for taxes), as determined in accordance with GAAP.

“Obligated Party” means Borrower, each Guarantor or any other Person who is or becomes party to any agreement that guarantees or secures payment and performance of the Indebtedness and/or the Obligations or any part thereof.

“Obligations” means any and all of the covenants, conditions, warranties, representations and other obligations (other than to repay the Indebtedness) made or undertaken by Borrower or any Obligated Party to Bank as set forth in the Loan Documents.

“Organizational Documents” means (a) in the case of a corporation, its articles or certificate of incorporation and bylaws, (b) in the case of a general partnership, its partnership agreement, (c) in the case of a limited partnership, its certificate of limited partnership and partnership agreement, (d) in the case of a limited liability company, its articles of organization and operating agreement or regulations, and (e) in the case of any other entity, its organizational and governance documents and agreements.

“P&I Advance” shall mean advances of principal and interest by Borrower to Freddie Mac relating to a Serviced Loan.

“Permitted Businesses” mean, those businesses in which Borrower was engaged as of the Effective Date, including but not limited to Mortgage Loans and Consumer Mortgage Loans (and Servicing Rights related thereto), and related business lines relating or incidental to the origination, buying, selling or servicing of residential mortgage loans.

“Permitted Liens” means all (a) Inchoate Liens, (b) Liens created by or pursuant to the Loan Documents in favor of Bank, and all renewals and extensions of the same; and (c) Liens in favor of the Agency required pursuant to the Approved Servicing Agreement.

“Person” means any individual, firm, corporation, limited liability company, association, partnership, joint venture, trust, other entity, or a Tribunal.

“Pledged Deposit Account” means that certain demand deposit account to be established as described in Section 3.5 and to be named “AmeriHome Mortgage Company, LLC in trust for Western Alliance Bank - Freddie Mac Servicing Rights Account” or any other name selected by Bank and Borrower, which account may be established by Bank for the purpose of holding cash proceeds of Freddie Mac Servicing Rights for the benefit of Bank upon the occurrence and during the continuance of an Event of Default hereunder.

“Pledged Servicing Receivables” means all of Borrower’s present and future rights to have, demand, receive, recover, obtain and retain payments and prepayments of principal, interest or both, and tax, assessment, maintenance fee and insurance escrow payments, and service fees and compensation, owing, paid or due to be paid on, under or in respect of the Serviced Loans that are the subject of the Approved Servicing Agreement and for which Borrower has granted Bank a security interest in the Pledged Servicing Rights related thereto, to reimburse Borrower for making Servicing Advances under the Approved Servicing Agreement, including all of Borrower’s present and future rights to have, demand, receive1 recover, obtain and retain payment, reimbursement or indemnity for (or for making) advances made by Borrower (or its predecessor servicer) under the Approved Servicing Agreement, in each case from any other source or sources, to the extent applicable and subject in all respects to the Agency Guidelines, including:

(i)                                     sums paid or to be paid by or for the accounts of the Makers in respect of such Serviced Loans;

(ii)                                  any owner or holder of any Serviced Loan or MBS backed by such Serviced Loans under the Approved Servicing Agreement, or any trustee, master servicer, servicer, sub-servicer or asset manager for any such owner;

(iii)                               any investor (whether pursuant to an express or implied advances reimbursement covenant under a contract between such investor and Borrower, or any predecessor servicer, contained in or executed pursuant to any asset management agreement or any mortgage or Agency Guidelines, pursuant to any other agreement between Borrower, or any predecessor servicer, and such investor or by operation of any legal or equitable rule or principle, including subrogation);

(iv)                              any other governmental, government-sponsored enterprise or private mortgage insurer or guarantor;

(v)                                 [reserved];

(vi)                              any pool insurance, title insurance or any other insurance on property or property rights comprising or covered by any such Serviced Loan which is the subject of any unrecovered advance; and

(vii)                           funds paid over by Borrower to the trustee for the holder of the related MBS for such servicer advances as are subsequently determined to not be recoverable from such Makers.

“Pledged Servicing Rights” has the meaning set forth in the Additional Loan Terms and Covenants Addendum attached hereto as Exhibit A.

“Principal Balance” means the aggregate unpaid principal balance of the Promissory Note on any date of determination.

“Proceeds” means any “proceeds,” as such term is defined in Chapter 9 of the Code and, in any event, shall include, but not be limited to, (a) any and all proceeds of any insurance, indemnity, warranty, or guaranty payable to Borrower from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to Borrower from time to time in connection with any requisition, confiscation, condemnation, seizure, or forfeiture of all or any part of the Collateral by any Tribunal (or any person acting under color of Tribunal), and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Promissory Note” has the meaning set forth in the Additional Loan Terms and Covenants Addendum attached hereto as Exhibit A.

“Release” means, as to any Person, any release, spill, emissions, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or property.

“Remedial Action” means all actions required to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Residential Real Property” shall mean a single platted lot of land improved with a one-to-four family residence.

“Revolving Loan” and “Revolving Loans” shall mean, individually and collectively, the MSR Revolving Loan and the Servicing Advances Revolving Loan.

“Revolving Loan Period” means the period beginning on the Effective Date and ending on the two (2) calendar year anniversary of the Effective Date, unless extended pursuant to Section 2.11 herein.

“Rights” mean any remedies, powers, and privileges exercisable by Bank under the Loan Documents, at Law, equity, or otherwise.

“Section” and “Sections” have the meanings set forth in Section 1.6.

“Security Documents” means this Agreement, the Acknowledgment Agreement and each other pledge agreement, security agreement or similar agreement or document required by or delivered to Bank from time to time that purports to create a Lien in favor of Bank to secure payment or performance of Indebtedness or Obligations or any portion thereof.

“Security Instrument” shall mean a full recourse mortgage or deed of trust securing a Mortgage Loan and granting a perfected first priority lien on Residential Real Property.

“Serviced Loans” means all Mortgage Loans serviced or required to be serviced by Borrower under a Servicing Agreement, irrespective of whether the actual servicing is done by another Person (a sub-servicer) retained by Borrower for that purpose.

“Servicer” means a Person (which may, or shall, mean Borrower if the context permits, or requires, it) retained by the owner (or a trustee for the owner) of Mortgage Loans to service such Mortgage Loans under the related Servicing Agreement.

“Servicer Downgrade Event” means any debt, deposit, financial strength or any other financial, operational or performance rating for Borrower, a Servicer or any sub-servicer is downgraded one or more levels below SQ3 by Moody’s or RPS3 by Fitch or Average by S&P.

“Servicer’s Deposit Account” means a deposit account maintained with a financial institution for deposits of principal and interest payments or taxes and insurance payments made by Makers of Serviced Loans relating to the Pledged Servicing Rights, irrespective of how such account is styled or who is the designated owner of such account, in respect of which Borrower, as servicer, has the right (whether absolute or conditional) to make withdrawals to reimburse itself (or to be reimbursed by withdrawals from such account by an owner of such Serviced Loans or a trustee for such owner which such owner or trustee is contractually obligated to make and pay over to Borrower upon Borrower’s request therefor) for having made Servicing Advances to pay any or all of the following: scheduled principal and interest payments and property taxes and insurance payments.

“Servicing Advances” shall mean, collectively, (i) Escrow Advances, (ii) Corporate Advances, and (iii) P&I Advances.

“Servicing Advances Note” has the meaning set forth in the Additional Loan Terms and Covenants Addendum attached hereto as Exhibit A.

“Servicing Advances Revolving Loan” has the meaning set forth in Section 2.1.

“Servicing Agreement” means, with respect to any Person, the arrangement, whether or not evidenced in writing, pursuant to which that Person acts as servicer of Mortgage Loans, whether or not any of such Mortgage Loan is owned by such Person; with respect to Mortgage

Loans owned or guaranteed by Freddie Mac, the Freddie Mac Guide and the other Purchase Documents (as such term is defined in the Freddie Mac Guide).

“Servicing Appraisal” means a written appraisal or evaluation by a servicing appraiser, acceptable to Bank, in its reasonable discretion, evaluating the fair market value of all of the Pledged Servicing Rights as of a date stated in the written report of such evaluation, each such evaluation and report to be made at Borrower’s expense, to be addressed to Bank and to be in a form reasonably acceptable to Bank, it being understood that, for purposes of this Agreement, (i) if the opinion of value in any such independent appraisal or evaluation is expressed as a range of values, then for purposes of this Agreement, the market value shall be deemed the midpoint (the average of the limits) of the range, and (ii) each Servicing Appraisal shall take into account customary factors, including current market conditions and the fact that the Pledged Servicing Rights may be terminated by the relevant Servicing Agreement’s counterparty, or sold or otherwise disposed of, under circumstances where Borrower is in default under this Agreement. Borrower acknowledges that each Servicing Appraisal’s determination of market value is for the limited purpose of determining an advance rate for purposes of the financing provided in this Agreement.

“Servicing Portfolio” means Borrower’s entire portfolio of Serviced Loans.

“Servicing Portfolio Seriously Delinquent Rate” means the unpaid principal balance of Mortgage Loans in Borrower’s Servicing Portfolio that are [***] or more delinquent (using the Mortgage Bankers Association method of calculating delinquency) divided by the unpaid principal balance of all Mortgage Loans in Borrower’s Servicing Portfolio.

“Servicing Rights” means all of Borrower’s rights and interests under any Servicing Agreement, including the rights to (a) service the Serviced Loans that are the subject matter of such Servicing Agreement, and (b) be compensated, directly or indirectly, for doing so; with respect to Mortgage Loans owned or guaranteed by Freddie Mac, “Servicing Rights” refers to the indivisible, conditional, non-delegable contract right and obligation to service loans for and on behalf of Freddie Mac.

“Subordinated Debt” means all Debt of Borrower whether now existing or hereafter incurred which is subordinate in right of payment to the Indebtedness, pursuant to a written agreement in form and content satisfactory to Bank.

“Subsection” and “Subsections” have the meanings set forth in Section 1.6.

“Subsidiary(ies)” means any entity more than fifty percent (50%) of whose ownership, equity or voting interest now or hereafter is owned directly or indirectly by Borrower or any Subsidiary or may be voted by Borrower or any Subsidiary.

“Tangible Net Worth” means, for any Person at any particular time, all amounts which, in conformity with GAAP, or other method of accounting acceptable to Bank, would be included as owner’s equity on a balance sheet of a Person.

“Taxes” means all taxes (including withholding), assessments, fees, levies, imposts, duties, deductions, withholdings, or other charges of any nature whatsoever from time to time or at any time imposed by any Laws or by any Tribunal, excluding state and local sales and use taxes.

“Term Loan Period” means the period beginning on the Conversion Date and ending on the three (3) year anniversary of such Conversion Date.

“Term Loan” has the meaning set forth in Section 2.1.

“Tribunal” means any state, commonwealth, federal, foreign, territorial, or other court or governmental department, commission, board, bureau, agency, or instrumentality.

“Tribunal Proceedings” has the meaning set forth in Section 5.4.

“Unpaid Judgments” has the meaning set forth in Section 5.5.

“Unused Credit Limit” means, for the applicable calendar month, the amount by which the average monthly outstanding principal amount of Advances was less the specified percentage of the Committed Sum as set forth in Section 2.9.

“Unused Line Fee” means [***] times the Unused Credit Limit. The Unused Line Fee shall be payable as provided in Section 2.9.

1.2.                            Terms Defined in the Code.  Terms (whether or not capitalized) defined in the Code which are not otherwise defined in this Agreement are used herein as defined in the Code as in effect on the date hereof.

1.3.                            Accounting Matters.  Any accounting term used in this Agreement or the other Loan Documents shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, or other method of accounting acceptable to Bank, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP, or other method of accounting acceptable to Bank, consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP, or other method of accounting acceptable to Bank” shall in no way be construed to limit the foregoing.

1.4.                            Headings.  The headings, captions, and arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms of the Loan Documents nor to affect the meaning thereof.

1.5.                            Number and Gender of Words.  Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate. Reference herein to Borrower shall mean, jointly and severally, each Person comprising same.

1.6.                            Articles, Addendums, Sections and Exhibits.  All references herein to “Article,” “Articles,” “Section,” “Sections,” “Subsection,” and “Subsections” contained herein are, unless specified indicated otherwise, references to articles, sections, and subsections of this Agreement. All references herein to an “Addendum,” “Exhibit” or “Schedule” are references to exhibits or schedules attached hereto, all of which are made a part hereof for all purposes, the same as if set forth herein verbatim, it being understood that if any addendum, exhibit or schedule attached hereto which is to be executed and delivered, contains blanks, the same shall be completed correctly and in accordance with the terms and provisions contained and as contemplated herein prior to or at the time of the execution and delivery thereof. The words “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” when used in this Agreement shall refer to the entire Agreement and not to any particular provision or section.

ARTICLE 2
COMMITMENT TO LEND, TERMS OF PAYMENT

2.1.                            Revolving Loans and Term Loans.  Subject to and upon the terms and conditions of this Agreement, during the Revolving Loan Period Bank agrees to make one or more Advances to Borrower for Approved Purposes (i) supported by the Pledged Servicing Rights portion of the Borrowing Base (hereafter, a “MSR Revolving Loan”), and (ii) supported by the Pledged Servicing Receivables portion of the Borrowing Base (hereafter, a “Servicing Advances Revolving Loan”). The aggregate principal amount of the Servicing Advances Revolving Loan at any one time outstanding may not exceed the maximum principal amount of the Servicing Advances Note, and the aggregate principal amount of the Revolving Loans at any one time outstanding may not exceed the Borrowing Limit. Subject to Section 11 of the Promissory Note, within the limit of the Borrowing Limit in effect from time to time, during the Revolving Loan Period, Borrower may borrow, repay without penalty, and re-borrow at any time and from time to time from the Effective Date to the earlier of (a) the expiration of the Revolving Loan Period, or (b) the earlier termination of Bank’s Commitment hereunder in accordance with Section 10.1 (the “Commitment Termination Date”). If, by virtue of payments made on the Promissory Note during the Revolving Loan Period, the principal amount owed on the Promissory Note during its term reaches zero at any point, Borrower agrees that all of the Collateral and all of the Loan Documents shall remain in full force and effect to secure any Advances made thereafter, and Bank shall be fully entitled to rely on all of the Collateral and all of the Loan Documents unless an appropriate release of all or any part of the Collateral or all or any part of the Loan Documents has been executed by Bank. From time to time, and provided no Event of Default has occurred and is continuing, Borrower may provide Bank with a written request for release or substitution of Collateral (a “Collateral Request”), which Collateral Request shall include, at a minimum: a list of all Collateral that Borrower seeks to be released or substituted (by pool number and/or loan number) and stating the portion of the current market value of such Collateral evidenced by the Servicing Appraisal; provided that Bank shall receive any mandatory prepayment or pledge of additional Collateral with a market value sufficient to replace such released Collateral. The Principal Balance may not exceed the Borrowing Limit at any time. Upon the expiration of the Revolving Loan Period, and provided that no Event of Default and no event that, with the lapse of time or notice or both, could reasonably be expected to become an Event of Default, has occurred and is continuing, the MSR Revolving Loan shall, without any further action by Bank or Borrower, convert to a term loan (the “Term Loan”) in accordance with the terms of the Promissory Note. Borrower may, without cause and for any reason whatsoever, terminate this Agreement by providing thirty (30) days’ prior written notice to Bank; provided that Borrower has paid in full all amounts then owing hereunder on or prior to such date of termination, including the Indebtedness and all other Obligations.

2.2.                            Promissory Note.  The MSR Revolving Loan shall be evidenced by, be repayable, and accrue interest in accordance with the MSR Note and the Servicing Advances Revolving Loan shall be evidenced by, be repayable, and accrue interest in accordance with the Servicing Advances Note. Subject to the terms and conditions in this Agreement, the Promissory Note, and the other

Loan Documents, Borrower may borrow, repay, and re-borrow under the Promissory Note during the Revolving Loan Period. The unpaid principal balance of the Promissory Note shall be repaid as provided therein.

2.3.                            Borrowing Procedure.  Borrower shall give Bank notice of each Revolving Loan by means of a written request containing the information required by Bank and delivered (by hand or email) to Bank no later than noon (Pacific time) on the day on which Borrower desires that Bank fund the Revolving Loan. Bank, at its option, may accept telephonic requests for such Advances, provided, however, that such acceptance shall not constitute a waiver of Bank’s right to require delivery of a written request in connection with subsequent Revolving Loans. Any telephonic request for a Revolving Loan by Borrower shall be promptly confirmed by Borrower’s submission of a properly completed written request to Bank, but failure to deliver a written request shall not be a defense to payment of a Revolving Loan. Bank shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Bank’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically, and purporting to have been sent to Bank by Borrower and Bank shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it. Subject to the terms and conditions of this Agreement, each Revolving Loan shall be made available to Borrower by depositing the same, in immediately available funds, in an account or accounts of Borrower designated by Borrower maintained with Bank.

2.4.                            Borrowing Base Deficiency.  If at any time, (i) during the Revolving Loan Period, the aggregate outstanding amount of Loans exceeds, as of the date of determination, [***] of the fair market value of the Eligible Pledged Servicing Rights as reflected in the Servicing Appraisal deemed most accurate, as determined by Bank in its reasonable discretion, plus the sum of (x)  [***] of the P&I Advances and Escrow Advances, and (y) the lesser of [***] of the Corporate Advances or  [***], or (ii) after the Conversion Date, the aggregate outstanding amount of the Loans exceeds, as of the date of determination,  [***] of the fair market value of the Eligible Pledged Servicing Rights as reflected in the Servicing Appraisal deemed most accurate, as determined by Bank in its reasonable discretion (each such excess, a “Borrowing Base Deficiency”), then Bank may by notice to Borrower require Borrower to transfer to Bank cash in an amount at least equal to the Borrowing Base Deficiency (such requirement, a “Margin Call”). Notice delivered pursuant to this Section 2.4 may be given by any written or electronic means. Any notice given before 9:00 a.m. (Pacific time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (Pacific time) on such Business Day; notice given after 9:00 a.m. (Pacific time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (Pacific time) on the following Business Day. The failure of Bank, on any one or more occasion, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject to limit the right of Bank to do so at a later date. Borrower and Bank each agree that a failure or delay by Bank to exercise its rights hereunder shall not limit or waive Bank’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Borrower.

2.5.                            Payments.  If a scheduled payment under the Promissory Note is not made in a timely manner, Bank is authorized by Borrower to debit the amount of any such payments from the general deposit account of Borrower with Bank.

2.6.                            Purpose of Loans.  Borrower represents that the proceeds of the Loans will be used only for Approved Purposes.

2.7.                            Sale of Participations; Disclosure of Information.  Subject to the terms and provisions of the Acknowledgment Agreement and Consent Agreement, Bank may, with Borrower’s consent, not to be unreasonably withheld, from time to time sell or offer to sell the Indebtedness, or interests therein, to one or more assignees or participants. Borrower’s consent shall not be required, however, with respect to any sale of Bank or any division of Bank. Borrower further agrees that Bank is hereby authorized to disseminate and disclose any information (whether or not confidential or proprietary in nature) Bank now has or may hereafter obtain pertaining to Borrower, the Pledged Servicing Rights, the Indebtedness or the Loan Documents (including, without limitation, any credit or other information regarding Borrower, any of its principals, or any other person or entity liable, directly or indirectly, for any part of the Loan), to Persons who need to know such information and a:re any of: (a) any assignee or pa1ticipant or any prospective assignee or prospective participant, (b) any regulatory body having jurisdiction over Bank or the Indebtedness, (c) any sub-servicer of the Serviced Loans relating to Pledged Servicing Rights, including without limitation, any other mortgage originator under an interservicer agreement wherein such originator will take over and service such Serviced Loans if the Agency terminates Borrower’s right to service the Serviced Loans relating to the Pledged Servicing Rights or if Borrower otherwise defaults hereunder, and (d) any other persons or entities as may be necessary or appropriate in Bank’s reasonable judgment (“Permitted Recipients”); provided, that Bank shall require any such Person (other than regulators having jurisdiction over Bank) to agree to adhere to the provisions relating to confidentiality contained in this Agreement with respect to any such confidential or proprietary information of Borrower; provided further that neither Bank nor Borrower shall disseminate or disclose terms of the Acknowledgment Agreement or Consent Agreement nor the Acknowledgment Agreement or Consent Agreement themselves without the prior express written consent of Freddie Mac.

2.8.                            Order of Application.  Except as otherwise provided in the Loan Documents or otherwise agreed by Bank, all payments and prepayments of the Indebtedness, including proceeds from the exercise of any Rights under the Loan Documents or proceeds of any of the Collateral, shall be applied to the Indebtedness in the following order, any instructions from Borrower to the contrary notwithstanding: (a) to the expenses for which Bank shall be entitled to reimbursement under the Loan Documents, and not previously reimbursed, and then to all indemnified amounts due under the Loan Documents; (b) to fees then owed to Bank hereunder; (c) to accrued interest on the portion of the Indebtedness being paid or prepaid; (d) to the portion of the principal being paid or prepaid; (e) to the remaining accrued interest on the Indebtedness; (f) to the remaining principal; and (g) to the remaining Indebtedness. All amounts remaining after the foregoing application of funds shall be paid to Borrower.

2.9.                            Unused Line Fee.  Commencing with the first full month following the Effective Date through the sixth (6th) month thereafter, during which the aggregate average monthly unpaid principal amount of outstanding Advances is less than [***] of the Committed Sum, Borrower shall pay to Bank, from its own funds, the Unused Line Fee. Commencing with the seventh (7th) month through the twelfth (12th) month, during which the aggregate average monthly unpaid principal amount of outstanding Advances is less than [***] of the Committed Sum, Borrower shall pay to Bank, from its own funds, the Unused Line Fee.

Commencing with the thirteenth (13th) month and continuing for each month thereafter, during which the aggregate average monthly unpaid principal amount of outstanding Advances is less than [***] of the Committed Sum, Borrower shall pay to Bank, from its own funds, the Unused Line Fee. The Unused Line Fee shall be calculated on a monthly basis by Bank for the preceding month, and shall be due and payable by Borrower to Bank in arrears on the tenth (10th) Business Day following the last day of the preceding month during the Revolving Loan Period. The Unused Line Fee shall be non-refundable, and shall be deemed fully earned by Bank upon the expiration of each month during the Revolving Loan Period of the Loan.

2.10.                     Conversion to Term Loan.  At the end of the Revolving Loan Period (the “Conversion Date”), the MSR Revolving Loan shall convert to a Term Loan pursuant to the terms of the MSR Note upon the occurrence of each and all of the following conditions, each of which must occur or be satisfied (or waived by Bank in writing), as applicable, by no later than the Conversion Date:

(a)                                 As of the Conversion Date, no Event of Default shall exist under any of the Loan Documents, and Borrower shall be in full compliance with the terms, conditions and covenants contained in this Agreement and the other Loan Documents in all material respects;

(b)                                 There shall have occurred no material adverse change in the financial condition of Borrower from that which existed as of the Effective Date;

(c)                                  [Reserved];

(d)                                 Borrower shall be in compliance with Section 2.4 herein and Borrower shall pay to Bank the Borrowing Base Deficiency if a Margin Call exists upon the Conversion Date;

(e)                                  Bank shall have no further obligations to make Advances under this Agreement;

(f)                                   Borrower shall provide Bank with such additional documents as Bank may reasonably request in order to effectuate the conversion to a Term Loan; and

(g)                                  Borrower shall pay to Bank, from Borrower’s own funds, all reasonable and documented out-of-pocket fees, costs and expenses of Bank arising from or relating to the conversion of the Loan to a Term Loan, including, without limitation, Bank’s reasonable and documented outside legal expenses.

For the avoidance of doubt, upon the Conversion Date, the Revolving Loan Period shall terminate as to the Servicing Advances Loan and the outstanding principal balance of the Servicing Advances Loan shall be due and payable to Bank pursuant to the terms of the Servicing Advances Note.

2.11.                     Extension of Revolving Loans.  At the end of the Revolving Loan Period, Borrower may request an extension of the Revolving Loan Period by an additional one (1) year period. Bank may grant such request, in its sole and reasonable discretion, provided that:

(a)                                 At the time of the request for an extension of the Revolving Loan Period, no Event of Default shall exist under any of the Loan Documents, and Borrower shall be in full compliance with the terms, conditions and covenants contained in this Agreement and the other Loan Documents in all material respects;

(b)                                 Borrower shall have provided Bank a written request for extension of the Conversion Date no later than thirty (30) days prior to the end of the Revolving Loan Period;

(c)                                  Borrower shall provide Bank with such additional documents as Bank may reasonably request to effectuate extension of the Revolving Loan Period;

(d)                                 Borrower shall pay to Bank, from Borrower’s own funds, all reasonable and documented out-of-pocket fees, costs and expenses of Bank arising from or relating to the extension of the Revolving Loan Period, including, without limitation, Bank’s reasonable and documented outside legal expenses; and

(e)                                  From Borrower’s own funds, Borrower shall have paid to Bank an extension fee of [***] on the Committed Sum, which shall be deemed fully earned and non-refundable to Borrower upon receipt by Bank.

There shall be no limit in the number of times Borrower may request an extension of the Revolving Loan Period, provided, however, Bank may decline a request to extend the Revolving Loan Period for any reason in its sole and reasonable discretion.

ARTICLE 3
COLLATERAL

3.1.                            Security Interests.  Subject to the prior rights in favor of the Agency pursuant to the Acknowledgment Agreement and the Consent Agreement, Borrower hereby pledges, assigns and grants to Bank a continuing first priority security interest in all of Borrower’s right, title and interest in and to all of the Collateral to secure the prompt and complete payment and performance when due of all of the Indebtedness and all of the Obligations.

3.2.                            Borrower Remains Liable.  Notwithstanding anything to the contrary contained herein, (a) Borrower and each other Obligated Party shall remain liable under the Approved Servicing Agreement, contracts and other agreements to which such Person is a party and which are included in the Collateral and shall perform all of its respective duties and obligations thereunder to the same extent as if this Agreement had not been executed, and (b) Bank shall not have any obligation or liability under any of the Approved Servicing Agreement, contracts and other agreements included in the Collateral by reason of this Agreement, nor shall Bank be obligated to perform any of the obligations or duties of Borrower or any other Obligated Party thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

3.3.                            Authorization to File Financing Statements.  Subject to the terms of the Acknowledgment Agreement and the Consent Agreement, Borrower hereby irrevocably authorizes Bank at any time and from time to time to prepare and file one or more financing statements (and any continuation statements and amendments thereto) describing the Collateral whether or not Borrower’s signature appears thereon. Bank shall promptly amend or terminate such financing statements, if necessary, to reflect the release or substitution of Collateral by

Borrower from time to time. Bank shall promptly forward copies of all filed financing statements and any amendments or terminations thereto to Borrower.

3.4.                            Acknowledgment Agreements.  The Pledged Servicing Rights will have a market value of zero for purposes of determining the Borrowing Base until the date on which the Acknowledgment Agreement covering such Servicing Rights has been executed and delivered by Borrower, Bank and Freddie Mac.

3.5.                            Pledged Deposit Account.  Borrower shall establish and maintain with Bank the Pledged Deposit Account in the form of a time deposit or demand account. Subject to the terms and provisions of the Acknowledgment Agreement, the Consent Agreement and Section 10.12 hereof, upon the occurrence and during the continuance of an Event of Default, Bank may direct Borrower or Borrower’s sub-servicer to deposit in the Pledged Deposit Account, all Pledged Servicing Receivables and Pledged Servicing Rights funds Borrower is entitled to receive pursuant to the Approved Servicing Agreement, together with all proceeds from any sale or transfer of Pledged Servicing Rights permitted by Bank in its sole discretion, promptly, and in any event within two (2) Business Days after distributions relating the related MBS have been made to the related investors therein. Funds deposited in the Pledged Deposit Account (including any interest paid on such funds) may be distributed only with the consent of Bank. In furtherance of the foregoing, upon the occurrence and during the continuance of an Event of Default, Borrower shall not make any withdrawal from the custodial account or any other clearing account maintained under the Approved Servicing Agreement relating to the Pledged Servicing Rights or Pledged Servicing Receivables, but instead shall promptly, but in any event no later than two (2) Business Days following Bank’s written instruction, instruct or cause Borrower’s sub-servicer to instruct, the related depository institution where such accounts are held to remit all collections, payments and proceeds in respect of any Pledged Servicing Receivables or Pledged Servicing Rights that would otherwise be due and owing to Borrower to be delivered into the Pledged Deposit Account.

3.6.                            Further Assurances Concerning Collateral.  In furtherance of the foregoing, Borrower hereby agrees to perform, or cause to be performed, such acts and duly to authorize, execute, acknowledge, deliver, file and record (or cause such actions to be taken with respect to) such financing statements, assignments, security agreements, deeds of trust, mortgages, bond powers and supplements, modifications or amendments to any of them, and such other papers as Bank may reasonably request in order to establish and preserve the priority of, perfect and protect the Liens granted or intended to be granted to Bank in and to any and all such Collateral and to preserve and protect Bank’s rights in respect of all present and future Collateral for the Indebtedness and the Obligations.

3.7.                            [Reserved].

3.8.                            Limited Pledge of Freddie Mac Servicing.  Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, the pledge of Borrower’s right, title and interest in the Servicing Rights under Approved Servicing Agreement with Freddie Mac shall only secure Borrower’s indebtedness and obligations to Bank incurred (i) to fund Borrower’s purchase of additional servicing portfolio; (ii) to effect Borrower’s purchase of a mortgage banking company; (iii) to fund Borrower’s working capital consistent with its residential mortgage business operations; or (iv) any other purpose which Freddie Mac, in its sole and absolute discretion, considers to be consistent with the purposes of its Acknowledgment Agreement to be executed among Borrower, Bank and Freddie Mac; provided, that the foregoing provisions of this paragraph shall be deemed automatically supplemented or amended if and to the extent Freddie Mac supplements or amends the corresponding requirement, whether in the Freddie Mac Guide; its other rules, regulations and guides; the Approved Servicing Agreement; the Acknowledgment Agreement; or published announcements or otherwise waives or grants exceptions from such requirement, and in each instance, with the same substantive force and effect; provided that the security interest created hereby is subject to the following provision to be included in each financing statement filed in respect hereof (defined terms used below shall have the meanings set forth in the Acknowledgment Agreement and/or the Consent Agreement):

Notwithstanding anything to the contrary herein, the security interest publicized or perfected by this financing statement is subject and subordinate in each and every respect to all rights, powers and prerogatives of the Federal Home Loan Mortgage Corporation (“Freddie Mac”) under and in connection with (i) the terms and conditions of that certain Acknowledgment Agreement (the “Acknowledgment Agreement”) and Consent Agreement (the “Consent Agreement”), as such agreements may be amended from time to time in accordance with their terms, with respect to the ‘Collateral’ (as defined in the Acknowledgment Agreement) and the ‘Reimbursement Rights’ (as defined in the Consent Agreement), by and among Freddie Mac, AmeriHome Mortgage Company, LLC and Western Alliance Bank, (ii) the terms and conditions of the Purchase Documents, as that term is defined in the Freddie Mac Single-Family Seller/Servicer Guide, as it may be amended from time to time, other than as set forth pursuant to the express terms and provisions of the Acknowledgment Agreement or Consent Agreement, which rights include, without limitation, the right of Freddie Mac to disqualify (in whole or in part) the debtor named herein as an approved Freddie Mac Seller/Servicer, with or without cause, and the right to terminate (in whole or in part) the unitary, indivisible master servicing contract and to transfer and sell all or any portion of said servicing contract rights, as provided in the Purchase Documents; and (iii) to all claims of Freddie Mac arising out of or relating to any and all breaches, defaults and outstanding obligations of the debtor to Freddie Mac.

3.9.                            [Reserved].

3.10.                     Periodic Valuations of Servicing Rights.  The value of all Servicing Rights and/or Pledged Servicing Rights, as applicable, to Bank shall be periodically determined as provided in Exhibit A attached hereto, and the Borrowing Base shall be adjusted to reflect each such determination and updating of the value of such Collateral; provided that, notwithstanding any other provision hereof to the contrary, Bank shall have the right, exercisable from time to time (daily or less often) in its sole discretion on any day after the occurrence and during the continuance of any Event of Default to mark the Servicing Rights to market, whereupon, for purposes of determining the value of the Collateral for that day (and for each day thereafter until it shall thereafter be evaluated or re-evaluated by such an approved appraiser or broker or again marked to market by Bank) such Servicing Rights shall be equal to [***] of its market value on that day as determined by Bank in its sole and absolute discretion without regard to the then-current Servicing Appraisal (which market value Borrower acknowledges may be nominal). Borrower acknowledges that a determination by Bank of market value pursuant to this Agreement is for the limited purpose of determining value of the Collateral for lending or remargin purposes under this Agreement without the ability to perform customary purchaser’s due diligence and is not necessarily equivalent to a determination of the fair market value of Collateral achieved by obtaining competing bids in an orderly market in which the servicer is not in default, insolvent or the subject of a case in bankruptcy and the bidders have adequate opportunity to perform customary diligence.

ARTICLE 4
CONDITIONS PRECEDENT TO LENDING

4.1.                            Initial Extension of Credit.  The obligation of Bank to make the initial Advance under the Promissory Note is subject to the condition precedent that Bank shall have received on or before the day of such Advance all of the following, each dated (as applicable and unless otherwise indicated) on or as of the Effective Date, in form and substance satisfactory to Bank:

(a)                                 Resolutions.  Certified resolutions of the directors or shareholders, as required, of Borrower and each other Obligated Party which authorize the execution, delivery, and performance by Borrower or any such Obligated Party of this Agreement and the other Loan Documents to which Borrower or any such Obligated Party is or is to be a party;

(b)                                 Incumbency Certificate.  A certificate of incumbency certified by an authorized officer or representative certifying the names of the individuals or other Persons authorized to sign this Agreement and the other Loan Documents to which Borrower or any other Obligated Party is or is to be a party on behalf of Borrower or any such Obligated Party together with specimen signatures of such Persons;

(c)                                  Organizational Documents.  Certified Organizational Documents for Borrower and each other Obligated Party as of a date acceptable to Bank;

(d)                                 Governmental Certificates.  Certificates of the appropriate government officials of the state of incorporation or organization of Borrower and each other Obligated Party as to the existence and good standing of Borrower or any such Obligated Party, each dated within thirty (30) days prior to the date of the initial Advance;

(e)                                  Promissory Note.  The Promissory Note, executed by Borrower;

(f)                                   Loan and Security Agreement.  This Agreement, executed by Borrower;

(g)                                  Servicer Notice.  With respect to each sub-servicer of Borrower, a fully-executed Servicer Notice in the form attached hereto as Exhibit D or such other form as approved by Bank.

(h)                                 Insurance Matters.  Copies of insurance certificates describing all insurance policies required by the Agreement and the other Loan Documents, together with loss payable and lender endorsements in favor of Bank with respect to all insurance policies covering Collateral;

(i)                                     [Reserved].

(j)                                    Security Documents.  The Security Documents, executed by each party thereto;

(k)                                 Borrowing Base Certificate; Other Loan Documents.  The Borrowing Base Certificate computed as of the Effective Date duly executed by Borrower, together with each other Loan Document, duly executed by each Obligated Party which is a party thereto;

(l)                                     Servicing Appraisal.  A Servicing Appraisal of the Collateral;

(m)                             UCC Searches.  (a) Results of UCC and other search reports from one or more commercial search firms acceptable to Bank, listing all of the effective financing statements and other Liens filed against Borrower in the jurisdiction in which Borrower is incorporated and any other jurisdiction Bank deems relevant, and (b) evidence reasonably satisfactory to Bank that any Liens relating to the Collateral indicated by the financing statements (or similar documents) disclosed by the reports described above have been released or will be released or amended on the Effective Date, including (x) copies of proper UCC termination and/or amendment statements, if any, necessary to release and/or amend such Liens and other rights of any Person in the Collateral, and (y) such other termination and/or amendment statements as Bank may reasonably request from Borrower relating to the Collateral;

(n)                                 Facility Fee.  Borrower shall have paid Bank that portion of the Facility Fee due on the Effective Date;

(o)                                 Acknowledgment Agreement.  A fully-executed Acknowledgment Agreement; and

(p)                                 Additional Items.  All other additional items as may be reasonably required by Bank.

4.2.                            Conditions for All Advances.  In addition to the conditions precedent stated elsewhere herein, Bank shall not be obligated to make any Advance unless:

(a)                                 Borrowing Base Certificate.  An updated Borrowing Base Certificate computed as of a date not more than thirty (30) days prior to such Advance, duly executed by Borrower, together with each other Loan Document, duly executed by each Obligated Party which is a party thereto;

(b)                                 Representations and Warranties.  The representations and warranties made in Article 5 of this Agreement are true and correct in all material respects at and as of the time the Advance is to be made, and the request for an Advance shall constitute the representation and warranty by Borrower that such representations and warranties are true and correct in all material respects at such time;

(c)                                  No Event of Default.  On the date of, and upon receipt of, the Advance, no Event of Default, and no event which, with the lapse of time or notice or both, could reasonably be expected to become an Event of Default, shall have occurred and be continuing;

(d)                                 Advance Request.  Bank has received an Advance Request, as well as such other documents, opinions, certificates, agreements, instruments and evidences as Bank may reasonably request; and

(e)                                  Additional Documentation.  Bank shall have received such additional approvals, opinions, or documents as Bank may reasonably request.

Each Advance hereunder shall be deemed to be a representation and warranty by Borrower to Bank that the conditions specified in Section 4.1 and this Section 4.2 have been satisfied on and as of the date of the applicable Advance.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Bank as follows as of the date hereof and as of the date of each Loan:

5.1.                            Existence.  Borrower is a duly organized, validly existing, and in good standing under the laws of the State of its formation, and is duly qualified to transact business and is in good standing in all jurisdictions where the nature and extent of its business and property requires the same and where the failure to so qualify would result in a Material Adverse Effect.

5.2.                            Authorization.  Borrower possesses all requisite authority, power, licenses, permits, and franchises to conduct its business and execute, deliver, and comply with the terms of the Loan Documents. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms and provisions hereof, the making of the Loans, and the execution, issuance, and delivery of the Loan Documents have been duly authorized and approved by all necessary entity action on the part of Borrower. No consent or approval of any Tribunal or any other Person is required in order for Borrower to legally execute, deliver, and comply with the terms of the Loan Documents.

5.3.                            Properties; Permitted Liens.  Borrower has good and indefeasible title to, and is the legal and equitable owner and holder of, the Collateral, free and clear of all Liens except the Permitted Liens, has full power and authority to grant to Bank the security interest in the Collateral pursuant hereto, and the Collateral is validly pledged or assigned to Bank, subject to no other Liens except Permitted Liens. When financing statements have been filed in the appropriate offices against Borrower with respect to any Collateral, Bank will have a fully perfected first priority security interest in that portion of the Collateral in which a security interest may be perfected by filing, subject only to any Permitted Liens.

5.4.                            Compliance with Laws and Documents.  Borrower is not, nor will the execution, delivery, and performance of and compliance with the terms of the Loan Documents cause Borrower to be, in violation of any Laws or in default (nor has any event occurred which, with the giving of notice or lapse of time or both, could constitute such a default) under any material contract in any respect, which in either case could have a Material Adverse Effect. During the past two (2) years, there have been no proceedings, claims, or (to Borrower’s knowledge) investigations against or involving Borrower by any Tribunal under or pursuant to any environmental, occupational safety and health, antitrust, unfair competition, securities, or other Laws which could have a Material Adverse Effect, except as previously disclosed to Bank in writing in connection with Borrower’s application for the Loan (the “Tribunal Proceedings”).

5.5.                            Litigation.  Except for Litigation in which Borrower is exclusively a plaintiff without a counterclaim, cross claim, or similar action asserted against Borrower and except as previously disclosed to Bank in writing in connection with Borrower’s application for the Loan (the “Existing Litigation”), Borrower is not involved in, nor is Borrower aware of the threat of, any Litigation which could have a Material Adverse Effect, and there are no material outstanding or unpaid judgments against Borrower that could have a Material Adverse Effect, and which are not stayed or pending appeal, except as previously disclosed to Bank in writing in connection with Borrower’s application for the Loan (the “Unpaid Judgments”).

5.6.                            Taxes.  All material federal, state, foreign, and other Tax returns of Borrower required to be filed have been filed, all material federal, state, foreign, and other Taxes imposed upon Borrower which are due and payable have been paid, and to Borrower’s knowledge, no material amounts of Taxes not reflected on such returns are payable by Borrower, other than Taxes being contested in good faith by appropriate legal proceedings and previously disclosed in writing by Borrower to Bank.

5.7.                            Enforceability of Loan Documents.  All Loan Documents when duly executed and delivered by Borrower (and assuming due execution and delivery by the other parties thereto) will constitute legal, valid, and binding obligations of Borrower enforceable against Borrower in accordance with their terms subject to Debtor Relief Laws and except that the availability of equitable remedies may be limited.

5.8.                            Financial Statements.  All financial statements of Borrower heretofore and hereafter to be delivered to Bank have been and shall continue to be prepared in accordance with GAAP, and do and shall fairly represent the financial condition of Borrower as of the date of each such financial statement (subject to reasonable yearend adjustments for interim financial statements). There are and shall be no material liabilities, direct or indirect, fixed or contingent, as of the date of each such financial statement which are not reflected therein or in the notes thereto. Except for transactions directly related to, or specifically contemplated by, this Agreement and transactions heretofore disclosed in writing to Bank, there has been no material adverse change in the financial condition of Borrower as shown by the Current Financial Statements for Borrower between the date of such Current Financial Statements and the date hereof, nor has Borrower incurred any material liability, direct or indirect, fixed, or contingent, except as otherwise disclosed to and approved in writing by Bank. Neither Borrower nor any of its Subsidiaries has any material Debt, other contingent liabilities, liabilities for taxes, any long-term lease obligations or unusual forward or long-term commitments, or any Hedge Agreement or other transaction or obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph except as disclosed to Bank in writing.

5.9.                            Regulation U.  The proceeds of the Advances are not and will not be used directly or indirectly for the purpose of purchasing or carrying, or for the purpose of extending credit to others for the purpose of purchasing or carrying, any “margin stock” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System.

5.10.                     Subsidiaries.  Borrower has no Subsidiaries as of the date of this Agreement except those disclosed to Bank in writing, in connection with Borrower’s application for the Loan. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any equity interests of Borrower or any Obligated Party, except as created by the Loan Documents.

5.11.                     Other Debt.  Except as previously disclosed to Bank in writing, Borrower is not directly, indirectly, or contingently obligated with respect to any Debt as of the Effective Date. Borrower is not in default in the payment of the principal of or interest on any Debt after consideration for applicable cure periods.

5.12.                     Regulatory Acts.  Borrower is not an “investment company” or “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, nor is Borrower subject to regulation under the Federal Power Act, the Interstate Commerce Act, or any other Law (other than Regulation X of the Board of Governors of the Federal Reserve System) which regulates the incurring by Borrower or Guarantor of debt, including, without limitation, Laws regulating common or contract carriers or the sale of electricity, gas, steam, water, or other public utility serves.

5.13.                     [Reserved].

5.14.                     [Reserved].

5.15.                     General.  There is no significant material fact or condition relating to the financial condition and business of Borrower, or the Collateral which has not been disclosed in writing to Bank, and all writings heretofore or hereafter exhibited, made, or delivered to Bank by or on behalf of Borrower are and will be genuine and in all material respects what they purport and appear to be.

5.16.                     Licensing.  Borrower and any sub-servicers of Borrower are duly registered as mortgage lenders and/or servicers in each state in which Mortgage Loans have been or are from time to time originated or serviced, as applicable, to the extent such registration is required by any applicable Laws, except where the failure to register could not reasonably be expected to result in a Material Adverse Effect.

5.17.                     Solvency.  Borrower and each Subsidiary are solvent and generally able to pay their debts as they come due.

5.18.                     Approved Servicing Agreement.  Bank has received copies of any waivers granted to Borrower under the Approved Servicing Agreement, and Borrower hereby certifies that the copies delivered to Bank by Borrower are true, correct and complete in all material respects. None of such waivers has been amended, supplemented or otherwise modified since the respective dates thereof, except by amendments, copies of which have been delivered to Bank. No default or material breach has occurred and is continuing by Borrower under the Approved Servicing Agreement.

5.19.                     Agency Approval: Servicing Facilities.  Borrower or its sub-servicer has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans in accordance with the requirement of the Approved Servicing Agreement. Borrower is approved by Freddie Mac as an approved seller/servicer. Borrower is in good standing, with no event having occurred or Borrower having any reason whatsoever to believe or suspect will occur, including a change in insurance coverage that would either make Borrower unable to comply with the eligibility requirements for maintaining such approval or require notification to the Agency, except as disclosed to Bank in writing. Should Borrower for any reason cease to possess such approval, or should notification to the Agency be required, Borrower shall so notify Bank immediately in writing.

5.20.                     Eligible Pledged Servicing Rights.  Each Pledged Servicing Right is an Eligible Pledged Servicing Right.

5.21.                     Eligible Pledged Servicing Receivables.  Each Pledged Servicing Receivable included in the calculation of the Borrowing Base is an Eligible Pledged Servicing Receivable.

5.22.                     Financial Information.  All representations and warranties set forth in the Loan Documents with respect to any financial information concerning Borrower or any Guarantor shall apply to all financial information delivered to Bank by Borrower, such Guarantor, or any Person purporting to be an Authorized Officer or other representative of Borrower or such Guarantor at the time of such transmission regardless of the method of transmission to Bank or whether or not signed by Borrower, such Guarantor or such Authorized Officer or other representative, as applicable.

ARTICLE 6
AFFIRMATIVE COVENANTS

So long as Bank is committed to make Advances hereunder, and thereafter until payment and performance in full of all of the Indebtedness and Obligations, Borrower covenants and agrees that:

6.1.                            Reporting Requirements.  Borrower shall provide to Bank and/or cause the Guarantor to provide to Bank the financial statements and reports more particularly described in Exhibit A attached hereto.

6.2.                            Insurance.  Borrower will maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is usually carried by corporations engaged in similar businesses and owning similar properties in the same general areas in which Borrower and the Subsidiaries operate, provided that in any event Borrower will maintain workmen’s compensation insurance, property insurance, and comprehensive general liability insurance reasonably satisfactory to Bank and any insurance required by the Agency. Each insurance policy covering Collateral shall name Bank as Joss payee and Borrower shall provide written notice to Bank within 30 days if such policy is canceled or reduced.

6.3.                            Payment of Debts.  Borrower will pay or cause to be paid, prior to the date on which penalties attach thereto all of its Debt (except to the extent and so long as the payment thereof is being properly contested in good faith by appropriate proceedings and adequate reserves have been established therefor, or where such failure to so pay could not reasonably be expected to result in a Material Adverse Effect.

6.4.                            Taxes.  Borrower will promptly pay or cause to be paid when due any and all material Taxes due by Borrower, including, without limitation, all material taxes, duties, fees, levies and other charges of whatsoever nature which have been or may be imposed by any government or by any department, agency, state, other political subdivision or taxing authority thereof or therein; provided that Borrower shall not be required to pay and discharge any such Taxes or charges so long as the validity thereof shall be contested in good faith by appropriate proceedings and Borrower shall set aside on its books adequate reserves with respect thereto and shall pay any such Taxes or charge before the property subject thereto shall be sold to satisfy any lien which has attached as security therefor.

6.5.                            Expenses of Bank.  Borrower will reimburse Bank, for all reasonable and documented out-of-pocket costs, fees, and expenses incident to the Loan Documents or any transactions contemplated thereby through the Effective Date, including, without limitation, all recording fees, all recording taxes, and the reasonable and documented fees and disbursements of outside counsel for Bank for negotiation and preparation of the Loan Documents, preparation and review of other documents, and providing of other legal service. Borrower shall additionally reimburse Bank for all reasonable and documented out-of-pocket costs, fees and expenses arising after the Effective Date incident to the Loan Documents or the transactions contemplated thereby including without limitation for services (a) in connection with any subsequent Advance, (b) in connection with or in anticipation of an Event of Default or otherwise in the enforcement of the Loan Documents, (c) in connection with any amendment or waiver to any of the Loan Documents, (d) in connection with any request or action initiated by Borrower, or (e) in connection with the exercise of any of Bank’s rights and remedies under this Agreement, the Promissory Note, or any of the other Loan Documents, or at law, including, without limitation, all reasonable and documented consulting fees, filing fees, brokerage fees and commissions, fees incident to security interests, liens, and other title and other searches and reports, escrow fees, outside attorney’s fees, legal expenses, court costs, auctioneer fees and expenses, and other fees and expenses incurred in connection with liquidation or sale of the Collateral, all of which shall be and become a part of the Indebtedness.

6.6.                            Maintenance of Entity Existence, Assets and Business; Continuance of Present Business.  Borrower will preserve and maintain its existence and all of its leases, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business. Borrower will conduct its business in an orderly and efficient manner in accordance with good business practices. Borrower will keep or cause to be kept all of Borrower’s assets which are useful and necessary in their respective businesses in good repair, working order and condition, and will make or cause to be made all necessary repairs, renewals and replacements as may be reasonably required.

6.7.                            Books and Records.  Borrower will maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

6.8.                            Compliance with Applicable Laws and with Contracts.  Borrower will comply with the requirements of all applicable material Laws, rules, regulations and orders of any governmental authority, except where contested in good faith and by proper proceedings. Borrower will not default or fail to comply with any agreement, contract or instrument binding on it or affecting its properties or business which default or failure to comply could result in a Material Adverse Effect.

6.9.                            [Reserved].

6.10.                     Notice of Termination of Approved Servicing Agreement, Event of Default, Suits, and Material Adverse Effect.  Borrower will within five (5) Business Days notify Bank of (i) the transfer, expiration without renewal, termination or other loss of all or any part of the Approved Servicing Agreement or the right of Borrower to service Serviced Loans thereunder (or the termination or replacement of Borrower thereunder), the reason for such transfer, loss, termination or replacement, if known to Borrower, and the effects that such transfer, loss, termination or replacement will have (or will likely have) on the prospects for full and timely collection of all amounts owing to Borrower under or in respect of the Approved Servicing Agreement, (ii) any event, occurrence or circumstance that results in a Pledged Servicing Right not meeting any requirement to maintain its status as an Eligible Pledged Servicing Right, (iii) any event, occurrence or circumstance that results in a Pledged Servicing Receivable not meeting any requirement to maintain its status as an Eligible Pledged Servicing Receivable, and (iv) any breach of any of the covenants contained in Article 6 and Article 7 of this Agreement and of the occurrence of any Event of Default hereunder, or of the filing of any claim, action, suit or proceeding before any Tribunal agency against Borrower in which an adverse decision could reasonably be expected to have a Material Adverse Effect upon Borrower and advise Bank from time to time of the status thereof.

6.11.                     Information and Inspection.  Borrower shall permit an authorized representative of Bank to visit with reasonable written advance notice to Borrower, which shall be at least five (5) Business Days’ notice provided no Event of Default then exists (and which notice shall specify what documents and information Bank would like to review, if any), and inspect at reasonable times any of the properties of Borrower and to discuss the affairs, finances, and accounts of Borrower with the officers and employees of Borrower.

6.12.                     Additional Information.  Borrower will promptly furnish or cause to be furnished to Bank such other information not otherwise required herein respecting the business affairs, assets and liabilities of Borrower, Guarantor, the Subsidiaries and the Collateral as Bank shall from time to time reasonably request to the extent Borrower is not prohibited from sharing due to obligations of confidentiality relating to any such information.

6.13.                     [Reserved].

6.14.                     Covenants Relating to Collateral:

6.14.1              General:

(a)                                 Records and Reports; Notification of Event of Default.  Borrower will maintain complete and accurate books and records with respect to the Collateral, and furnish to Bank such reports relating to the Collateral as Bank shall from time to time reasonably request.

(b)                                 Inspection.  Borrower will permit representatives of Bank, during normal business hours with reasonable advance written notice to Borrower, which shall be at least five (5) Business Days’ notice provided no Event of Default then exists (and which notice shall specify what documents and information Bank would like to review, if any), (i) to inspect the Collateral, (ii) to examine and make copies of the records of Borrower relating to the Collateral, and (iii) to discuss the Collateral and the related records of Borrower with, and to be advised as to the same by, Borrower’s officers and employees.

(c)                                  Taxes.  Borrower will pay when due all material taxes, assessments and governmental charges and levies upon the Collateral, except those which are being contested in good faith by appropriate proceedings and with respect to which Borrower has notified Bank in writing and no Lien exists.

(d)                                 Defense of Title.  Borrower will take any and all actions necessary to defend title to the Collateral against all persons and to defend the security interest of Bank in the Collateral and the priority thereof against any Lien not expressly permitted hereunder.

(e)                                  [Reserved].

(f)                                   Change in Location, Jurisdiction of Organization or Name.  Borrower shall give Bank written notice prior to (i) changing its principal place of business to a location other than a location previously disclosed to Bank in writing, (ii) changing its name or taxpayer identification number, (iii) changing its mailing address, or (iv) changing its jurisdiction of organization.

(g)                                  [Reserved].

(h)                                 Further Assurances.  At any time and from time to time, upon the request of Bank, and at the sole expense of Borrower, Borrower shall promptly execute and deliver all such further instruments and documents and take such further action as Bank may reasonably deem necessary or desirable to preserve and perfect its security interest in the Collateral and carry out the provisions and purposes of this Agreement, including, without limitation, the preparation (and execution, if necessary) and filing of such financing statements as Bank may require.

6.14.2              [Reserved].

6.14.3              Pledged Servicing Rights and Pledged Servicing Receivables.

(a)                                 Claims and Demands.  Borrower will warrant and forever defend the right, title and interest of Bank in and to the Pledged Servicing Rights and Pledged Servicing Receivables against the claims and demands of all Persons whomsoever.

(b)                                 Duties and Obligations.  Borrower will diligently fulfill its duties and obligations under the Approved Servicing Agreement, and not be declared by the Agency to be in default thereof; provided that Borrower shall not be in breach of this covenant if a default of the Approved Servicing Agreement declared by the Agency arose from a failure of the related Serviced Loans to perform as required by the Approved Servicing Agreement and the Agency has elected in writing to continue to use Borrower as Servicer thereof and has not rescinded or revoked such election.

(c)                                  Collection.  Diligently and timely collect its Pledged Servicing Receivables and its servicing compensation under the Approved Servicing Agreement and cause Borrower’s rights to collect Pledged Servicing Receivables under the Approved Servicing Agreement to remain in full force and effect.

(d)                                 [Reserved].

(e)                                  Pledged Servicing Receivables.  Borrower will cause the rights to collect Pledged Servicing Receivables under the Approved Servicing Agreement to remain in full force and effect. Borrower shall ensure that at all times each Pledged Servicing Receivable included in the calculation of the Borrowing Base is an Eligible Pledged Servicing Receivable.

(f)                                   Filing Authorization.  Borrower will reconfirm the filing authorization given in Section 3.3 as to such UCC financing statements and continuation statements as Bank may reasonably request from time to time (although no such reconfirmation shall be a condition to the filing of any financing statement, including any “in lieu” financing statement, or continuation statement) and execute and deliver to Bank such further instruments of sale, pledge, assignment or transfer, and such powers of attorney, as shall be reasonably required by Bank from time to time, and do and perform all matters and things necessary or desirable to be done or observed, for the purpose of effectively creating, maintaining and preserving the security and benefits intended to be afforded Bank under this Agreement, the Promissory Note and the other Loan Documents. Bank shall have all the rights and remedies of a secured party under the Code and any other applicable law, in addition to all rights provided for in this Agreement.

(g)                                  Insurance and Reports.  Borrower will cause each of its Servicers, if any, to keep in force throughout the term of this Agreement (i) a policy or policies of insurance covering errors and omissions for failure to maintain insurance as required by this Agreement and (ii) a fidelity bond. Each such policy and fidelity bond shall be in such form and amount as is generally customary among Persons who service a portfolio of Mortgage Loans having an aggregate principal amount comparable to that of the servicing portfolio of such Servicer or Borrower, respectively, and which are generally regarded as servicers acceptable to the Agency.

(h)                                 Acknowledgment Agreement.  Borrower will deliver to Bank within six (6) months after the Effective Date the Acknowledgment Agreement with Freddie Mac.

(i)                                     Coordination with Other Banks/Repo Purchasers and Their Custodians.  Borrower will keep Bank informed of the current name, address and contact information concerning each of Borrower’s other servicing rights, warehouse credit and repurchase facilities (if any), update such information provided to Bank as changes occur, and will cooperate and assist Bank in exchanging information with such others (and their document custodians or trustees) to prevent and promptly correct conflicting claims to and interests in Collateral between or among lenders or repurchase facilities counterparties. Solely upon the occurrence and during the continuance of an Event of Default hereunder, Borrower hereby irrevocably authorizes Bank to communicate and exchange information with such other lenders.

ARTICLE 7
NEGATIVE COVENANTS

So long as Bank is committed to make Advances hereunder, and thereafter until payment and performance in full of all of the Indebtedness and all of the Obligations, Borrower covenants and agrees that, without the prior written consent or notice as applicable, of Bank:

7.1.                            [Reserved].

7.2.                            [Reserved].

7.3.                            Pledging or Assignment of Servicing Rights.  Except in the ordinary course of Borrower’s business upon prompt notice to Bank, and subject to the prior written consent of the Agency, Borrower shall not pledge, grant a security interest or assign any existing or future rights to service any of the Collateral or to be compensated for servicing any of the Collateral, or pledge or grant to any other Person any security interest in any Pledged Servicing Rights or any Pledged Servicing Receivables.

7.4.                            Limitation on Liens and Financing Statements.  Borrower will not, directly or indirectly, incur, create, assume, or permit to exist any Lien upon the Collateral, whether now owned or hereafter acquired, except Permitted Liens, and Borrower will not sign or authorize the preparation and filing of any financing statement naming it as debtor covering all or any portion of the Collateral, except as permitted by the Loan Documents.

7.5.                            Mergers, Etc.  Borrower will not, directly or indirectly (a) become a party to a merger or consolidation, or (b) without notice to Bank, other than in the ordinary course of business, purchase or otherwise acquire all or substantially all of the assets or shares or other evidence of beneficial ownership of any Person, (c) form a new Subsidiary or transfer assets to any Subsidiary, unless prior to the formation of or any transfer of assets to a Subsidiary, such Subsidiary executes and delivers to Bank such guaranty, security agreements and/or pledge agreements as may be required by Bank, or (d) wind-up, dissolve, or liquidate without the prior written consent of Bank; provided, however, that Borrower may, without the prior written consent of Bank, and provided that an Event of Default is not then existing and will not occur as a result thereof: (i) merge or consolidate with any Person if Borrower is the surviving and controlling entity, (ii) in the ordinary course of business, sell equipment that is uneconomic or obsolete in accordance with Section 7.9, and (iii) acquire mortgage loans and servicing rights for resale and sell mortgage loans and servicing rights.

7.6.                            [Reserved].

7.7.                            [Reserved].

7.8.                            Transactions with Affiliates.  Borrower will not, directly or indirectly, enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate of Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower’s business, and upon fair and reasonable terms no less favorable to Borrower than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of Borrower.

7.9.                            Disposition of Assets.  Other than in the ordinary course of business, including but not limited to (i) the disposition of Mortgage Loans and Servicing Rights, or with respect to Mortgage Loans owned or guaranteed by Freddie Mac, any voluntary partial cancellation of mortgage servicing rights with respect to Mortgage Loans that have Delinquencies (as such term is defined in the Freddie Mac Guide) or sixty (60) days or greater) and (ii) dispositions, for fair value, of worn-out and obsolete equipment not necessary or useful to the conduct of business, Borrower will not, directly or indirectly, sell, lease, assign, transfer, or otherwise dispose of all or any material portion of its assets.

7.10.                     Nature of Business.  Borrower will not engage in any business other than the Permitted Businesses without providing Bank prior written notice.

7.11.                     Environmental Protection.  Borrower will not, directly or indirectly, (a) use (or permit any tenant to use) any of its properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material, (b) generate any Hazardous Material, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material, or (d) otherwise conduct any activity or use any of its respective properties or assets in any manner that is likely to violate any Environmental Law or create any Environmental Liabilities for which Borrower would be responsible.

7.12.                     No Negative Pledge.  Borrower will not enter into or permit to exist any arrangement or agreement, other than pursuant to this Agreement or any Loan Document, which directly or indirectly prohibits or limits the ability of Borrower to or from creating or incurring a Lien on any of the Collateral, whether now owned or hereafter acquired.

7.13.                     Judgments.  Borrower will not allow any judgment rendered against it that could reasonably be determined to cause a Material Adverse Effect to Borrower to remain undischarged or unsuperseded for a period of thirty (30) days during which execution shall not be effectively stayed.

7.14.                     [Reserved].

7.15.                     Special Negative Covenants Concerning Collateral.  Borrower will not, without providing Bank prior written notice, request additional waivers to the Approved Servicing Agreement that could reasonably be expected to materially and adversely affect the value of any Collateral or to reduce or delay payment or collection of amounts due Borrower from or in respect of any Collateral and Borrower will provide a copy of every requested waiver to the Approved Servicing Agreement to Bank promptly (and in no event later than five (5) Business Days) after the same shall become effective. Borrower will not engage any new sub-servicer or terminate any agreement with any sub-servicer that performs any services with respect to the Collateral without giving prior written notice to Bank. Borrower will also provide notice to Bank of any material amendments or modifications to any agreement with any sub-servicer. Any new sub-servicer shall execute and deliver a service notice in the form set forth as Exhibit D or such other form as Bank may approve.

ARTICLE 8
FINANCIAL COVENANTS

Borrower covenants and agrees that, as long as any Indebtedness or Obligations or any part thereof is outstanding or Bank is under any obligation to make additional Advances under this Agreement, Borrower will, at all times, observe and perform the financial covenants set forth on Exhibit A attached hereto.

ARTICLE 9
EVENTS OF DEFAULT

The term “Event of Default” as used herein shall mean the occurrence of any one or more of the following events:

9.1.                            Payment of Indebtedness.  The failure of Borrower to punctually pay the Indebtedness, or any part thereof, as the same become due in accordance with the terms of the Loan Documents, including, without limitation, the failure or refusal of Borrower to punctually pay the principal of or the interest on any Loan or the failure of Borrower to meet a Margin Call in accordance with the terms of Section 2.4, and such failure continues for more than [***] following written notice of such default by Bank to Borrower.

9.2.                            Misrepresentation.  Any statement, representation, or warranty heretofore or hereafter made or deemed made by Borrower or any Obligated Party in this Agreement or any other Loan Document or in any writing, or any statement or representation made in any certificate, report, or opinion delivered to Bank pursuant to the Loan Documents, is incorrect, false, calculated to mislead, misleading, or erroneous in any material respect at the time made, and such failure continues for more than [***] following written notice of such default by Bank to Borrower.

9.3.                            Covenants.  The failure or refusal of Borrower or any Obligated Party to materially perform, observe, and comply with any covenant or agreement contained in any of the Loan Documents, and (i) with respect to any financial covenant, such failure to perform, observe or comply continues for a period of [***]; and (ii) with respect to any other term, covenant or agreement, such failure to perform, observe or comply continues for a period of [***] following Borrower’s receipt of written notice of such default.

9.4.                            Voluntary Debtor Relief.  Borrower or any Obligated Party shall (a) execute an assignment for the benefit of creditors, (b) become or be adjudicated as bankrupt or insolvent, or (c) admit in writing its inability to, pay its debts generally as they become due, (d) apply for or consent to the appointment of a conservator, receiver, trustee, liquidator, custodian or other similar official of it or all or a substantial part of it assets, (e) file a voluntary petition, or commence any other proceeding, or other action, seeking liquidation, reorganization or dissolution, conservatorship, or seek any other arrangement with creditors or to take advantage or seek any other relief under any Debtor Relief Law now or hereafter existing, (f) file an answer admitting the material allegations of or consenting to, or default in, a petition filed against it in any liquidation, conservatorship, bankruptcy, reorganization, rearrangement, debtor’s relief, or other insolvency proceedings, or (g) institute or voluntarily be or become a party to any other judicial proceedings intended to effect a discharge of its debts, in whole or in part, or a postponement of the maturity or the collection thereof, or a suspension of any of the Rights or powers of Bank granted in any of the Loan Documents.

9.5.                            Involuntary Proceedings.  Borrower or any Obligated Party shall involuntarily (a) have an order, judgment, or decree entered against it by any Tribunal pursuant to any Debtor Relief Law that could suspend or otherwise affect any of the Rights granted to Bank in any of the Loan Documents, and such order, judgment, or decree is not permanently stayed, vacated, or reversed within [***] after the entry thereof, or (b) have a petition filed against it or any of its property seeking the benefit or benefits provided for by any Debtor Relief Law that would suspend or otherwise affect any of the Rights granted to Bank in any of the Loan Documents, and such petition is not discharged within [***] after the filing thereof.

9.6.                            Attachment.  The failure to have discharged within a period of [***] after the commencement thereof any attachment, sequestration, or similar proceedings against any of the material assets of Borrower which could reasonably be expected to result in a Material Adverse Effect.

9.7.                            Other Debt.  Borrower or any other Obligated Party shall default in the due and punctual payment of the principal of or the interest, on any Debt (other than the Loans made hereunder) with Bank, secured or unsecured, or in the due performance or observance of any covenant or condition of any agreement executed in connection therewith, and such default shall have continued beyond any period of grace or cure provided with respect thereto.

9.8.                            Servicer Status.  Borrower shall take or omit to take any act (i) that would result in the suspension or loss of its status, for Freddie Mac Mortgage Loans pools for which Borrower is Servicer, as a Freddie Mac approved servicer, (ii) after which Borrower would no longer be in good standing as such, or (iii) after which Borrower would no longer currently satisfy all applicable Freddie Mac net worth requirements, if both (x) all of the material effects of such act or omission shall have not been cured by Borrower or waived by Freddie Mac before termination of such status, and (y) it could reasonably be expected to result in a Material Adverse Effect; and Borrower does not (A) provide within [***] of termination of such status a plan (“Plan”) acceptable to Bank to engage another sub-servicer acceptable to lender in good status with Freddie Mac, and

(B) diligently and continuously pursues such Plan and engages and transfers all applicable assets to such replacement sub-servicer within [***] of the termination of such status.

9.9.                            Dissolution.  The dissolution of Borrower for any reason whatsoever.

9.10.                     Termination of Servicing Rights.  Borrower’s rights to service Serviced Loans for any one or more investors under Servicing Agreements the value of which rights to Borrower (as reasonably estimated by Bank) equals or exceeds [***] of the aggregate principal amount of Borrower’s Servicing Portfolio shall be terminated for cause (i.e., on account of act(s) or omission(s) by Borrower for which the holder, or a trustee for the holder, of the relevant Serviced Loans has the right under the related Servicing Agreement to terminate such servicing rights).

9.11.                     Servicer Downgrade Event.  A Servicer Downgrade Event has occurred; and (A) such Servicer Downgrade Event is not reversed or Borrower has not provided within [***] of termination of such status a plan (“Plan”) acceptable to Bank to engage another sub-servicer acceptable to Bank in good status with Freddie Mac, and (B) if such a Plan is submitted, Borrower diligently and continuously pursues such Plan and engages and transfers all applicable assets to such replacement sub-servicer within [***] of the Servicer Downgrade Event.

9.12.                     Defaults on Other Debt or Agreements.  Borrower or any other Obligated Party shall default in the due and punctual payment of the principal of or the interest on any Debt owing to any Person (other than Bank), or shall fail to materially perform, observe or comply with any covenant, agreement or other obligation to be performed, observed or complied with by Borrower or such Obligated Party in any agreement ancillary to such Debt, subject to any grace and/or cure periods provided therein, which default or failure could reasonably be expected to result in a Material Adverse Effect.

9.13.                     Liens.  Borrower shall grant, or suffer to exist, any Lien on any Collateral (except any Lien in favor of Bank or any other Permitted Lien) or the Liens contemplated hereby are not first priority perfected Liens on the Collateral in favor of Bank.

9.14.                     Material Adverse Effect.  A Material Adverse Effect has occurred.

9.15.                     [Reserved.]

ARTICLE 10
CERTAIN RIGHTS AND REMEDIES OF BANK

10.1.                     Rights upon Event of Default.  Subject and subordinate in all respects to the rights, powers and prerogatives of the Agency under the Acknowledgment Agreement and Consent Agreement, if any Event of Default shall occur and be continuing, Bank may upon notice terminate the Commitment and declare the Indebtedness or any part thereof to be immediately due and payable, and the same shall thereupon become immediately due and payable without notice, demand, present, notice of dishonor notice of acceleration, notice of intent to accelerate, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower; provided, however, that upon the occurrence of an Event of Default under Section 9.4 or Section 9.5, the Commitment shall automatically terminate, and the Indebtedness shall become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower. Notwithstanding the foregoing, Borrower reserves the right to contest the existence of an Event of Default. If any Event of Default shall occur and be continuing, Bank may, subject to Section 10.12, exercise all rights and remedies available to it in law or in equity, under the Loan Documents, or otherwise, including without limitation:

(a)                                 in its discretion, to demand, sue for, collect or receive and receipt for (in its own name, in the name of Borrower or otherwise) any money or property at any time payable or receivable on account of any of the Collateral, in consideration of its transfer or in exchange for it;

(b)                                 direct, and to take any and all other steps necessary to cause, any Servicer of any of the Collateral to pay over directly to Bank for the account of Borrower (instead of to Borrower or any other Person) all sums from time to time due to Borrower and to take any and all other actions that Borrower or Bank has the right to take under Borrower’s contract with such Servicer; and

(c)                                  direct Borrower to pay over to Bank all sums from time to time due Borrower under or in respect of the Collateral, including any and all fees and other compensation under the Approved Servicing Agreement for servicing the Serviced Loans related to the Pledged Servicing Rights and all amounts paid to or collectable by Borrower to pay Pledged Servicing Receivables, whether paid to Borrower or withheld or recovered by Borrower from collections and realizations on the Mortgage Loans related to the Pledged Servicing Rights or any other source, and to take any and all other actions that, subject to any restrictions imposed by the Approved Servicing Agreement for the benefit of the Agency (to the extent that such restrictions are valid and enforceable under the applicable Code and other Laws), Borrower or Bank has the right to take under the Approved Servicing Agreement, and if Bank does so request, then Borrower shall diligently and continuously thereafter comply with such request. All amounts so received and collected by Bank pursuant to this Section 10.1 shall be applied in the same order and manner as is specified in Section 10.2.1.

(d)                                 foreclose upon or otherwise enforce its security interest in and Lien on the Collateral, or on such portions or elements of the Collateral as Bank shall elect to proceed against from time to time.

(e)                                  at Bank’s option and in its sole discretion, to notify any or all Makers obligated under any or all items of Collateral, that the Collateral has been assigned to Bank and that all payments thereon are to be made directly to Bank or such other Person as may be designated by Bank; settle, compromise, or release, in whole or in part, any amounts owing on the Collateral or any portion of the Collateral, on terms acceptable to Bank; enforce payment and performance and prosecute any action or proceeding with respect to any and all Collateral; and where any such Collateral is in default, foreclose on and enforce Liens or security interests in, such Collateral by any available judicial procedure or without judicial process and sell property acquired as a result of any such foreclosure.

(f)                                   [Reserved].

(g)                                  As a matter of right and without notice to Borrower or anyone claiming under Borrower, and without regard to the then value of the Collateral or the interest of Borrower therein, to apply to any court having jurisdiction to appoint a receiver or receivers of the Collateral, and Borrower hereby irrevocably consents to such appointment and waives notice of any application therefor. Any such receiver or receivers shall have all the usual powers and duties of receivers in like or similar cases and all the powers and duties of Bank in case of entry as provided herein and shall continue as such and exercise all such powers until the date of the sale of the Collateral unless such receivership is sooner terminated.

(h)                                 exercise all rights and remedies of a secured creditor under the Code, including selling the interests of Borrower in the Collateral at public or private sale. Bank shall give Borrower not less than ten (10) days’ written notice of any such public sale or of the date after which private sale may be held. Borrower agrees that ten (10) days’ written notice shall be reasonable notice. At any such sale any or all of the Collateral may be sold as an entirety or in separate parts, as Bank may determine in its sole discretion. Bank may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. Bank is authorized at any such sale, if Bank deems it advisable so to do, to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or resale of any of the Collateral. Borrower specifically agrees that any such sale, whether public or private, of any Collateral pursuant to the commitment of any investor to purchase such Collateral that was obtained by (or with the approval of) Borrower will be commercially reasonable, and if such sale is for the price provided for in such commitment, then such sale shall be held to be for value reasonably equivalent to the value of the Collateral so sold. Upon any such sale, Bank shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right of whatsoever kind, including any equity or right of redemption, stay or appraisal which Borrower has or may have under any rule of law or statute now existing or hereafter adopted. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by Bank until the selling price is paid by the purchaser, but Bank shall not incur any liability in case of such purchaser’s failure to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice. Nothing in this Agreement shall be construed as Borrower’s waiver of, or agreement to waive, any requirement imposed by applicable law that any sale of the Collateral be commercially reasonable.

10.2.                     Rights Relating to Collateral.

10.2.1              Application of Proceeds.  Subject and subordinate in all respects to the rights, powers and prerogatives of the Agency under the Acknowledgment Agreement and Consent Agreement, if any Event of Default shall have occurred and be continuing, Bank may at its discretion, in accordance and as provided in the Code and other applicable law, apply or use any cash held by Bank as Collateral and any cash proceeds received by Bank in respect of any sale or other disposition of, collection from, or other realization upon, all or any part of the Collateral as follows in such order and manner as Bank may elect:

(a)                                 To the repayment or reimbursement of the reasonable out-of-pocket costs and expenses (including, without limitation, reasonable outside attorneys’ fees and expenses) incurred by Bank in connection with (i) the administration of the Loan Documents, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, the Collateral, and (iii) the exercise or enforcement of any of the rights and remedies of Bank hereunder;

(b)                                 To the payment or other satisfaction of any Liens upon the Collateral;

(c)                                  To the satisfaction of the Indebtedness;

(d)                                 To the payment of any other amounts required by applicable law; and

(e)                                  By delivery to Borrower or any other party lawfully entitled to receive such cash or proceeds whether by direction of a court of competent jurisdiction or otherwise.

10.2.2              Other Recourse.  Borrower waives any right to require Bank to proceed against any third party, exhaust any Collateral or other security for the Indebtedness, or to have any third party joined with Borrower in any suit arising out of the Indebtedness or any of the Loan Documents, or pursue any other remedy available to Bank. Borrower further waives any defense arising by reason of any disability or other defense of any third party or by reason of the cessation from any cause whatsoever of the liability of any third party.

10.2.3              Disclaimer of Warranties, Sales on Credit and Limitation of Liability.  In connection with any foreclosure sale of the Collateral, Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, Borrower will be credited only with payments actually made by the purchaser, received by Bank and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Bank may resell the Collateral and Borrower shall be credited with the proceeds of the sale. Bank shall not incur any liability as a result of the sale of the Collateral, or any part of it, at any private sale. Borrower hereby waives any claims it may have against Bank arising by reason of the fact that the price at which the Collateral may have been sold at such private sale was less than the price that might have been obtained at a public sale, less than the price that might have been obtained had the Collateral been sold pursuant to a purchase agreement for it obtained by Borrower, or less than the aggregate amount of the outstanding Loans and the unpaid interest accrued on them; provided such sale is conducted in a commercially reasonable manner.

10.2.4              [Reserved].

10.3.                     Attorney-in-Fact.  Subject and subordinate in all respects to the rights, powers and prerogatives of the Agency under the Acknowledgment Agreement and Consent Agreement, upon the occurrence and during the continuance of an Event of Default, Bank is hereby appointed the attorney-in-fact of Borrower, with full power of substitution, for the purpose of carrying out the provisions of this Agreement and taking any action and executing any agreements, documents or instruments that Bank may deem necessary or advisable to accomplish this Agreement’s purposes, which appointment as attorney-in-fact is coupled with an interest and irrevocable for so long as any of the Indebtedness, the Obligations or the C01mnitments are outstanding. Bank agrees not to exercise its rights under this power of attorney unless, in its opinion or the opinion of its legal counsel, an Event of Default has occurred that Bank has not declared in writing to have been cured or waived. Without limiting the generality of the foregoing, Bank shall have the right and power, either in the name of Borrower or both, or in its own name, to (a) give notices of its security interest in the Collateral to any Person, (b) endorse in blank, to itself or to a nominee all items of Collateral that are transferable by endorsement and are payable to the order of Borrower, including canceling, completing or supplying any unneeded, incomplete or missing endorsement of Borrower and any related assignment, (c) receive, endorse, collect and receipt for all checks and other orders made payable to the order of Borrower representing any payment of account of the principal of or interest on any Collateral or their proceeds (including any securities), or the proceeds of sale of any of the Collateral, or any payment in respect of any hedging arrangement or device, and to give full discharge for them, (d) request that any Pledged Servicing Right related to Freddie Mac be transferred to Bank or to another approved servicer approved by Freddie Mac and perform (without assuming or being deemed to have assumed any of the obligations of Borrower thereunder) all aspects of each servicing contract that is Collateral, (e) request distribution to Bank of sale proceeds or any applicable contract termination fees arising from the sale or termination of such Pledged Servicing Rights and remaining after satisfaction of Borrower’s relevant obligations to Freddie Mac, including costs and expenses related to any such sale or transfer of such Pledged Servicing Rights and other amounts due for unmet obligations of Borrower to the Agency under the Agency Guidelines, (f) deal with investors and any and all sub-servicers and master servicers in respect of any of the Collateral in the same manner and with the same effect as if done by Borrower and (g) take any action and execute any instruments that Bank deems necessary or advisable to accomplish any of such purposes.

10.4.                     Setoff.  At any time during the continuance of an Event of Default, to the extent permitted by law, Bank shall be entitled to exercise rights of setoff or banker’s lien against the interest of Borrower in and to each and every account and other property of Borrower which are in the possession of Bank (except trust or custodial accounts) to the extent of the full amount of the Indebtedness; provided that such Indebtedness is then due. The rights and remedies of Bank hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Bank may have.

10.5.                     Performance by Bank.  Upon the occurrence and during the continuance of an Event of Default hereunder, should any covenant, duty, or agreement of Borrower fail to be materially performed in accordance with the terms of the Loan Documents, Bank may, at its option and upon notice to Borrower, perform or attempt to perform such covenant, duty, or agreement on behalf of Borrower. In such event, or if Bank reasonably expends any sum pursuant to the exercise of any Right provided herein, Borrower shall, at the request of Bank, promptly pay to Bank any such amount reasonably expended by Bank in such performance or attempted performance, together with interest thereon at the Maximum Rate from the date of such expenditure by Bank until paid. Notwithstanding the foregoing, it is expressly understood that Bank does not assume any liability or responsibility for the performance of any duties of Borrower or Guarantor hereunder or in connection with all or any part of the Collateral.

10.6.                     Appointment of Receiver.  At any time an Event of Default exists, Bank shall be entitled to exercise the right to appoint or seek appointment of a receiver, custodian, or trustee of Borrower or any of the Collateral pursuant to an order by any Tribunal, and Borrower consents to such appointment and will not oppose Bank’s efforts to obtain such receiver, custodian, or trustee.

10.7.                     Diminution in Collateral Value.  Bank does not assume, and shall never have, any liability or responsibility for any loss or diminution in the value of all or any part of the Collateral.

10.8.                     Waivers.  The acceptance of Bank at any time and from time to time of part payment on the Indebtedness shall not be deemed to be a waiver of any Event of Default then existing. No waiver by Bank of any Event of Default shall be deemed to be a waiver of any other then-existing or subsequent Event of Default. No waiver by Bank of any of its Rights hereunder, in the other Loan Documents, or otherwise shall be considered a waiver of any other or subsequent Right of Bank. No delay or omission by Bank in exercising any Right under the Loan Documents shall impair such Right or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any such Right preclude other or further exercise thereof, or the exercise of any other Right under the Loan Documents or otherwise.

10.9.                     Cumulative Rights.  All Rights available to Bank under the Loan Documents shall be cumulative of and in addition to all other Rights granted to Bank at Law or in equity, whether or not the Indebtedness or the Obligations be due and payable or performance required and whether or not Bank shall have instituted any suit for collection, foreclosure, or other action under or in connection with the Loan Documents.

10.10.              INDEMNIFICATION OF BANK.  BORROWER SHALL INDEMNIFY BANK, EACH AFFILIATE OF BANK AND EACH OF ITS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS FOR, FROM, AND AGAINST AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENAL TIES, JUDGMENTS, DISBURSEMENTS, AND OUT-OF-POCKET COSTS AND EXPENSES (INCLUDING REASONABLE OUTSIDE ATTORNEYS’ FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY BORROWER OR ANY OTHER OBLIGATED PARTY OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF BORROWER OR ANY SUBSIDIARY, (E) THE USE OR PROPOSED USE OF ANY LETTER OF CREDIT, (F) ANY AND ALL TAXES, LEVIES, DEDUCTIONS, AND CHARGES IMPOSED ON BANK OR ANY OF BANK’S CORRESPONDENTS IN RESPECT OF ANY LETTER OF CREDIT, (G) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING, OR (H) ANY HEDGE AGREEMENT. WITHOUT LIMITING ANY

PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FOR, FROM AND AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, AND OUT-OF-POCKET COSTS AND EXPENSES (INCLUDING REASONABLE OUTSIDE ATTORNEYS’ FEES) ARISING OUT OF OR RESULTING FROM THE SOLE CONTRIBUTORY OR ORDINARY NEGLIGENCE OF SUCH PERSON; PROVIDED, HOWEVER, THE INDEMNITIES PROVIDED IN THIS SECTION 10.10 DO NOT EXTEND TO LOSSES, LIABILITIES, CLAIMS, OR DAMAGES CAUSED BY BANK’S BAD FAITH, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

10.11.              Limitation of Liability.  Neither party hereto nor any Affiliate, officer, director, employee, attorney, or agent of such party shall have any liability with respect to, and hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by such party in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. Each party hereby waives, releases, and agrees not to sue the other party or any of such party’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

10.12.              Servicer.  Servicer covenants that notwithstanding anything in the Loan Documents to the contrary, following the occurrence of an Event of Default which remains unwaived, Borrower will not deposit into the Pledged Deposit Accounts the Minimum Servicing Compensation with respect to Mortgage Loans owned or guaranteed by Freddie Mac, and Bank acknowledges that Borrower’s failure to deposit the Minimum Servicing Compensation with respect to Mortgage Loans owned or guaranteed by Freddie Mac into the Pledged Deposit Accounts shall not give rise to a default or an Event of Default under the Loan Documents.

ARTICLE 11
MISCELLANEOUS

11.1.                     Headings.  The headings, captions, and arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms of the Loan Documents, nor affect the meaning thereof.

11.2.                     Number and Gender of Words.  Whenever herein the singular number is used, the same shall include the plural where appropriate, and vice versa; and words of any gender shall include each other gender where appropriate.

11.3.                     Notices.  All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered personally or mailed by first-class registered or certified mail, postage prepaid, overnight delivery service, or email to any party at its address shown on the signature pages of this Agreement or at such other address as may be designated by it by notice to the other party. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

11.4.                     [Reserved].

11.5.                     Survival.  All covenants, agreements, undertakings, representations, and warranties made in any of the Loan Documents shall survive all closings under the Loan Documents and shall continue in full force and effect so long as any part of the Indebtedness remains outstanding and, except as otherwise indicated, shall not be affected by any investigation made by any party. Notwithstanding anything contained herein to the contrary, the covenants, agreements, undertakings, representations, and warranties made in Section 6.5 and Section 10.10 shall survive the expiration or termination of this Agreement, regardless of the means of such expiration or termination.

11.6.                     GOVERNING LAW; PLACE OF PERFORMANCE.  THE LOAN DOCUMENTS ARE BEING EXECUTED AND DELIVERED, AND ARE INTENDED TO BE PERFORMED, IN THE STATE OF ARIZONA, AND THE LAWS OF SUCH STATE (WITHOUT REGARD TO ITS PROVISIONS OF CHOICE OF LAWS) AND OF THE UNITED STATES SHALL GOVERN THE RIGHTS AND DUTIES OF THE PARTIES HERETO AND THE VALIDITY, CONSTRUCTION, ENFORCEMENT, AND INTERPRETATION OF THE LOAN DOCUMENTS, EXCEPT TO THE EXTENT OTHERWISE SPECIFIED IN ANY OF THE LOAN DOCUMENTS. THIS AGREEMENT, ALL OF THE OTHER LOAN DOCUMENTS, AND ALL OF THE OBLIGATIONS OF BORROWER UNDER ANY OF THE LOAN DOCUMENTS ARE PERFORMABLE, AND THE INDEBTEDNESS IS PAYABLE, IN MARICOPA COUNTY, ARIZONA. VENUE OF ANY LITIGATION INVOLVING THIS AGREEMENT OR ANY LOAN DOCUMENT SHALL BE MAINTAINED, AN EACH PARTY CONSENTS TO JURISDICTION, IN AN APPROPRIATE STATE OR FEDERAL COURT LOCATED IN MARICOPA COUNTY, ARIZONA, TO THE EXCLUSION OF ALL OTHER VENUES.

11.7.                     Additional Sums.  All fees, charges, goods, things in action or any other sums or things of value, other than the interest resulting from the Stated Interest Rate and the Default Interest Rate (as those terms are defined in the Promissory Note, as applicable, paid or payable by Borrower (collectively, the “Additional Sums”), whether pursuant to the Promissory Note, this Agreement, any of the other Loan Documents or otherwise with respect to this lending transaction, that, under the laws of the State of Arizona, may be deemed to be interest with respect to this lending transaction, for the purpose of any laws of the State of Arizona that may limit the maximum amount of interest to be charged with respect to this lending transaction, shall be payable by Borrower as, and shall be deemed to be, additional interest, and for such purposes only, the agreed upon and “contracted for rate of interest” of this lending transaction shall be deemed to be increased by the rate of interest resulting from the Additional Sums. Borrower understands and believes that this lending transaction complies with the usury laws of the State of Arizona; however, if any interest or other charges in connection with this lending transaction are ever determined to exceed the maximum amount permitted by law, then Borrower agrees that: (a) the amount of interest or charges payable pursuant to this lending transaction shall be reduced to the maximum amount permitted by law; and (b) any excess amount previously collected from Borrower in connection with this lending transaction that exceeded the maximum amount permitted by law, will be credited against the principal balance then outstanding hereunder. If the outstanding principal balance hereunder has been paid in full, the excess amount paid will be refunded to Borrower.

11.8.                     Invalid Provisions.  If any provision of any of the Loan Documents is held to be illegal, invalid, or unenforceable under present or future Laws effective during the term thereof, such provision shall be fully severable, the appropriate Loan Document shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of such Loan Document a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

11.9.                     Entirety and Amendments.  This Agreement, together with the other Loan Documents, embodies the entire agreement between the parties relating to the subject matter hereof, supersedes all prior agreements and understandings, if any, relating to the subject matter hereof, and may be amended only by an instrument in writing executed jointly by Borrower and Bank and supplemented only by documents delivered or to be delivered in accordance with the express terms hereof.

11.10.              Multiple Counterparts.  This Agreement has been executed in a number of identical counterparts, each of which constitutes an original and all of which constitute, collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. Facsimile or email copies of signatures may be accepted as originals.

11.11.              Parties Bound.  This Agreement shall be binding upon and inure to the benefit of Borrower, Bank and their respective successors and assigns; provided, however that Borrower may not, without the prior written consent of Bank, assign any of its Rights, duties, or obligations hereunder. No term or provision of this Agreement shall inure to the benefit of any Person other than Borrower and Bank and their respective successors and assigns.

11.12.              Bank’s Consent or Approval.  Except where otherwise expressly provided in the Loan Documents, in any instance where the approval, consent or the exercise of judgment of Bank is required, the granting or denial of such approval or consent and the exercise of such judgment shall be (a) within the sole discretion of Bank, and (b) deemed to have been given only by a specific writing intended for the purpose and executed by Bank. Each provision for consent, approval, inspection, review, or verification by Bank is for Bank’s own purposes and benefit only.

11.13.              Conflicts.  In the event of any conflict between the terms of the Acknowledgment Agreement and any other Loan Document, the provisions of the Acknowledgment Agreement shall govern. In the event of any conflict between the terms of this Agreement and any terms of any other Loan Documents (other than the Acknowledgment Agreement), the terms of this Agreement shall govern. All of the Loan Documents are by this reference incorporated into this Agreement.

11.14.              WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF BANK IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

11.15.              Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default if such action is taken or such condition exists.

11.16.              USA Patriot Act.  Bank is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Bank to identify Borrower in accordance with the Act.

11.17.              [Reserved].

11.18.              Confidentiality.

(a)                                 Confidential Terms.  Bank and Borrower hereby acknowledge and agree that certain non-public, confidential or proprietary information may be provided before or after the date hereof by one party to any other in connection with this Agreement or the transactions contemplated hereby, whether furnished by or on behalf of Bank or Borrower or any of their representatives including without limitation: (i) knowledge or information concerning the business, operations and assets of Bank or Borrower or their respective Affiliates, internal operating procedures; methodologies; investment strategies; hedging strategies; structuring strategies and concepts; trade secrets; sale data; vendor data and customer lists (existing and potential); financial plans, projections and report ; product strategies; and investment strategies; (ii) property owned, licensed and/or developed by or for Bank or Borrower or their respective Affiliates, such as computer systems, programs, software and devices, plus information about the design, methodology and documentation therefor; (iii) information about or personal to Bank or Borrower or their respective Affiliates, insureds, employees, agents and applicants (for jobs or products) of any of the foregoing, and (iv) information, materials, products or any other tangible or intangible assets in the possession or the control of Bank or Borrower or their respective Affiliates, which is proprietary to, or confidential to or about, any other person or entity (the “Confidential Terms”). Bank and Borrower agree that Confidential Terms shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except to the extent set forth in clause (b) below. Confidential Terms shall not include information that (A) is or becomes part of the public domain other than as a result of an unauthorized disclosure by Bank or Borrower, as applicable, or its Permitted Recipients (as defined below) in violation of this Agreement; (B) is already known to Bank or Borrower, as applicable, or any of its Permitted Recipients on a non-confidential basis prior to disclosure of such information by either party; (C) is subsequently received by Bank or Borrower, as applicable, or its Permitted Recipients from a third party who is not known by Bank or Borrower, as applicable, or its Permitted Recipients’ to be under an obligation of confidentiality; or (D) is independently developed by Bank or Borrower, as applicable without use of Confidential Terms of the other.

(b)                                 Permitted Disclosures.  Notwithstanding clause (a) above, Bank and Borrower, as applicable, shall be permitted to disclose, on a confidential basis, Confidential Terms (i) in working with its Affiliates, legal counsel, actuaries, auditors, professional advisors, directors, officers, employees, rating agencies, participants, successors or assigns (“Permitted Recipients”); (ii) to any taxing authorities or other governmental agencies or regulatory bodies or in order to comply with any applicable federal or state laws; (iii) subject to an agreement containing provisions substantially the same as this section, to any actual or prospective successor (or its advisors); (iv) in the event of an Event of Default, Bank determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Purchased Assets or otherwise to enforce or exercise Bank’s rights hereunder; and (v) to Agency.

(c)                                  Involuntary Disclosures.  If Bank or Borrower shall at any time be involved in any litigation, arbitration, administrative, legal, regulatory or other proceeding or if Bank or Borrower and/or its respective Permitted Recipients is otherwise required by law, regulation or other legal process, in each case, in which such party and/or its Permitted Recipient, on the advice of its own legal counsel, may be or becomes required to disclose any Confidential Terms in violation of this Section of this Agreement (a “Legal Proceeding”), whether in discovery or otherwise, including by any oral question, subpoena, interrogatory, deposition, request for documents or information, order, writ, rule, regulatory, or other legal process, such party and/or it Permitted Recipients shall, if such party and/or its Permitted Recipients may lawfully do so, promptly notify the other party of the receipt of such Legal Proceeding whereupon such other party may seek an appropriate protective order or other relief at such other party’s own expense. Bank or Borrower and its respective Permitted Recipients, as applicable, shall reasonably cooperate with the other party, at such other party’s expense, if it seeks to obtain a protective order or other remedy or reasonable assurance that confidential treatment will be afforded the Confidential Terms in the Legal Proceeding. Notwithstanding the foregoing, no notice or other action by Bank or Borrower, as applicable, or any of their respective Permitted Recipients shall be required where disclosure of Confidential Terms is made in connection with a routine request, audit or examination by a bank examiner, auditor, regulatory authority or supervisory authority.

(d)                                 Treatment of Confidential Terms.  Bank understands that the Confidential Terms may contain information that is subject to, and accordingly Bank represents and warrants to Borrower that Bank and its Affiliates are subject to internal policies and processes that require Bank and its Permitted Recipients to receive, maintain, store and dispose of such Confidential Terms in compliance with, any and all applicable federal, state and local laws, rules, regulations and ordinances governing or relating to privacy rights in connection with its performance under this Agreement including, without limitation, the Gramm Leach Bliley Act, as amended (the “GLB Act”). Such policies and procedures include the implementation of such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of any “nonpublic personal information” that is disclosed to Bank in any manner or for any purpose and that pertains to any “customers” or “consumers” (as all such terms are defined in the GLB Act) of Borrower,

(b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information. Bank further understands that Borrower is relying on Bank’s representation and warranty in disclosing the Confidential Terms. Upon written request from Borrower, Bank will provide written confirmation of the continued accuracy of this representation and warranty, it being understood that disclosure of information pertaining to specific policies or processes may require a confidentiality undertaking from Borrower.

(e)                                  Required Tax Disclosures.  Notwithstanding the foregoing or anything to the contrary contained herein or in any other Loan Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the transactions, any fact relevant to understanding the federal, state and local tax treatment of the transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that Borrower may not disclose the name of or identifying information with respect to Bank, its Affiliates or any other indemnified party, or any pricing terms or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the transactions and is not relevant to understanding the federal, state and local tax treatment of the transactions, without the prior written consent of Bank. The provisions set forth in this Section shall survive the termination of this Agreement.

[Signature Page Follows]

EXECUTED to be effective as of the date first written above.

BANK:

Western Alliance Bank, an Arizona corporation

By:	/s/ Joshua Ormiston
Name: Joshua Ormiston
Title: Vice President

Address for Notices:

Western Alliance Bank
2701 East Camelback Road, Suite 110
Phoenix, Arizona 85016
Attention:
E-mail:

With a copy to:

Western Alliance Bank
2701 East Camelback Road, Suite 110
Phoenix, Arizona 85016
Attention:
E-mail:

[Signature Page to Loan and Security Agreement]

EXECUTED to be effective as of the date first written above.

BORROWER:

AmeriHome Mortgage Company, LLC, a Delaware
limited liability company

By:	/s/ Jim Furash
Name: Jim Furash
Title: CEO

Address for Notices:

AmeriHome Mortgage Company, LLC
1 Baxter Way, Suite 300
Thousand Oaks, CA 91362-3888
Attention:
e-mail:

With a copy to:

AmeriHome Mortgage Company, LLC
I Baxter Way, Suite 300
Thousand Oaks, CA 91362-3888
Attention:
e-mail:

and to:

AmeriHome Mortgage Company, LLC
1 Baxter Way, Suite 300
Thousand Oaks, CA 91362-3888
Attention:
e-mail:

[Signature Page to Loan and Security Agreement]

EXHIBIT A
(TO LOAN AND SECURITY AGREEMENT)

ADDITIONAL LOAN TERMS AND COVENANTS ADDENDUM

This ADDITIONAL LOAN TERMS AND COVENANTS ADDENDUM (this “Addendum”) is effective August 21, 2020 (the “Effective Date”), and is entered into by AMERIHOME MORTGAGE COMPANY, LLC, a Delaware limited liability company (“Borrower”) and Western Alliance Bank, an Arizona corporation (“Bank”) concurrently with, and as a condition to the effectiveness of, that certain Loan and Security Agreement (as amended and modified from time to time, the “Loan Agreement”) dated the Effective Date, executed by Bank and Borrower. Accordingly, Bank and Borrower agree as follows:

1.                                      Additional Definitions.  Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Agreement. In addition, the following terms shall have the following definitions, and if a term is defined in the Agreement and in this Addendum, the definition set forth in this Addendum shall govern and control for purposes of this Addendum:

“Adjusted Tangible Net Worth” means the Tangible Net Worth of such Person plus (a) the MSR Value at such date; minus: (b) (i) the aggregate book value of all intangible assets of such Person (as determined in accordance with GAAP), including, without limitation: goodwill; trademarks, trade names, service marks, copyrights, patents, licenses and franchises; capitalized Servicing Rights; organizational expenses; deferred expenses; (ii) receivables from equity owners, Affiliates or employees; (iii) any other assets deemed intangible by Bank; in all cases, calculated on a consolidated basis and detern1ined in accordance with GAAP consistent with those applied in the preparation of the Financial Statements referred to herein.

“Approved Purposes” means (a) working capital in the ordinary course of Borrower’s residential mortgage operations (including the funding of Servicing Advances), (b) the pay-off of that certain revolving line of credit in the maximum principal amount of [***] and that certain term loan in the unpaid principal amount of [***] extended by Bank to Borrower; (c) expanding Borrower’s mortgage servicing business, including without limitation purchasing mortgage loans, mortgage loan servicing rights and assets related thereto, and (d) related business lines relating or incidental to the origination, buying, selling or servicing of residential mortgage loans. Notwithstanding the foregoing, in no event shall any use be an Approved Purpose if such use would violate the terms of the Acknowledgement Agreement and/or Consent Agreement or otherwise result in Freddie Mac having a right to challenge or limit Bank’s security interest in the Pledged Servicing Rights or Pledged Servicing Receivables.

“Borrowing Base” means, as of the date of determination, the lesser of (A) the Committed Sum, or (B) the sum of (x) [***] of the fair market value of the Eligible Pledged Servicing Rights as reflected in the Servicing Rights Appraisal deemed most accurate by Bank in its sole and reasonable discretion, which may not be the most recent Servicing Rights Appraisal, plus (y) [***] of the aggregate value of P&I Advances and Escrow Advances, plus (z) [***] of the value of Corporate Advances, not to exceed [***]. Servicing Advances shall not be included in the Borrowing

Exhibit A-1

Base (i) if they are no longer an Eligible Pledged Servicing Receivable, (ii) in aggregate amounts greater than the maximum principal amount of the Servicing Advances Note, (iii) Corporate Advances exceed the Corporate Advances Sublimit, and (iv) after the Conversion Date.

“Committed Sum” means (a) during the Revolving Loan Period, [***] and (b) during the Term Loan Period, [***] or such lesser amount as may be outstanding on the Conversion Date, in each case reduced on the date of each scheduled payment under the Promissory Note by the principal amount of each such scheduled payment during the Term Loan Period.

“Corporate Advances Sublimit” means the maximum portion of the Servicing Advances Note that can be used to reimburse Borrower for making Corporate Advances under the Borrowing Base, which shall be equal to [***].

“Debt Service Coverage Ratio” means, [***].

“Eligible Pledged Servicing Receivable” means a Pledged Servicing Receivable:

(a)                                 that complies with all applicable Laws and other legal requirements, whether federal, state or local;

(b)                                 that constitutes an “account” or a “general intangible” as defined in the Code and is not evidenced by an “instrument,” as defined in the Code as so in effect;

(c)                                  that arose pursuant to an Approved Servicing Agreement;

(d)                                 that is genuine and constitutes a legal, valid, binding and irrevocable payment obligation, enforceable in accordance with the terms of the Approved Servicing Agreement under which it has arisen, subject to no offsets, counterclaims or defenses;

(e)                                  [Reserved];

(f)                                   that is owned solely by Borrower free and clear of all Liens other than Liens in favor of Bank (but subject to the applicable Agency’s interest in such Pledged Servicing Receivable pursuant to the Consent Agreement or similar agreement) and has not been sold, conveyed, pledged or assigned to any other lender, purchaser or Person;

(g)                                  for which there exists no dispute of which the Borrower is aware regarding the Pledged Servicing Receivable that results in the Pledged Servicing Receivable being invalid or otherwise not recoverable or payable and in respect of which Borrower has complied in all material respects with the Approved Servicing Agreement;

(h)                                 in respect of which Borrower has no knowledge of any fact that has led it to expect that such Pledged Servicing Receivable will not be fully recoverable;

Exhibit A-2

(i)                                     that relates to either a Corporate Advance, an Escrow Advance, or a P&I Advance; and

(j)                                    [Reserved].

“Eligible Pledged Servicing Right” means a Pledged Servicing Right:

(a)                                 that complies with all applicable Laws and other legal requirements, whether federal, state or local;

(b)                                 that constitutes an “account” or a “general intangible” as defined in the Code and is not evidenced by an “instrument,” as defined in the Code as so in effect;

(c)                                  that arose pursuant to the Approved Servicing Agreement;

(d)                                 that is genuine and constitutes a legal, valid, binding and irrevocable payment obligation, enforceable in accordance with the terms of the Approved Servicing Agreement, subject to no offsets, counterclaims or defenses;

(e)                                  that was not originated in or subject to the Laws of a jurisdiction whose Laws would make such Pledged Servicing Right, the Approved Servicing Agreement or the financing thereof contemplated hereby unlawful, invalid or unenforceable and is not subject to any legal limitation on transfer;

(f)                                   that is owned solely by Borrower free and clear of all Liens, other than Liens in favor of Bank and any other Permitted Liens, and has not been sold, conveyed, pledged or assigned to any other lender, purchaser or Person; and

(g)                                  for which there exists no dispute regarding the Pledged Servicing Right that results in the Pledged Servicing Right being invalid or otherwise not recoverable or payable and in respect of which Borrower has complied in all material respects with the Approved Servicing Agreement.

“MSR Note” means the promissory note, dated as of the Effective Date, in the maximum principal amount of Three Hundred Million and No/100 Dollars ($300,000,000.00), executed by Borrower and payable to the order of Bank, in form and substance satisfactory to Bank, and all amendments, extensions, renewals, replacements, increases, and modifications thereof, which evidences the Revolving Loans outside of the Servicing Advances Revolving Loan.

“MSR Value” means, as of any date of determination, the lesser of (a) Borrower’s capitalized Servicing Rights at such time, and (b) as applicable, and with respect to the same Servicing Rights (i) the value set forth in the Servicing Appraisal, at such time, with respect to those Mortgage Loans then included in Borrower’s capitalized Servicing Rights, or (ii) if the applicable Servicing Appraisal has not been timely delivered to Bank, such amount as Bank shall determine in its reasonable discretion, using such means of valuation as it reasonably deems appropriate under the circumstances.

Exhibit A-3

“Pledged Servicing Rights” means the Servicing Rights under the Approved Servicing Agreement that are pledged to Bank hereunder as identified on the Pledged Servicing Rights Schedule.

“Pledged Servicing Rights Schedule” means the schedule of servicing rights identified on Schedule A hereto (as the same may be amended, modified or updated from time to time by agreement of Borrower and Bank), signed by an Authorized Officer of Borrower, listing all Serviced Loans related to the Pledged Servicing Rights (Serviced Loans in pools shall be listed by pool number although Bank shall have the right to require lists of Serviced Loans in such pools) and stating the current fair market value of the Collateral evidenced by such Pledged Servicing Rights pursuant to the Servicing Appraisal.

“Pre-Tax Profitability” means Borrower’s pre-tax Net Income.

“Promissory Note” means, individually and collectively, the MSR Note and Servicing Advances Note.

“Restricted Cash” means any amount of cash of such Person that is contractually required to be set aside, segregated or otherwise reserved.

“Servicing Advances Note” means the promissory note, dated as of the Effective Date, in the maximum principal amount of One Hundred Million and No/100 Dollars ($100,000,000.00), executed by Borrower and payable to the order of Bank, in form and substance satisfactory to Bank, and all amendments, extensions, renewals, replacements, increases, and modifications thereof, which evidences the Servicing Advances Revolving Loan.

2.                                      [Reserved.]

3.                                      Financial Covenants.  Borrower covenants and agrees that, as long as the Agreement remains in effect, Borrower will, on a quarterly basis, observe, perform and comply with each of the following covenant(s):

(a)                                 Maintenance of Adjusted Tangible Net Worth.  Borrower shall maintain an Adjusted Tangible Net Worth of not less than [***].

(b)                                 Maintenance of Ratio of Debt to Adjusted Tangible Net Worth.  Borrower shall maintain the ratio of Debt minus Subordinated Debt to Adjusted Tangible Net Worth plus Subordinated Debt of no greater than [***].

(c)                                  Maintenance of Liquidity.  Borrower shall ensure that it has cash and Liquid Assets (excluding Restricted Cash or cash pledged to Persons other than Bank) in an amount not less than the minimum liquidity required by the Federal Housing Finance Agency, or as required by Freddie Mac in the event that Freddie Mac is no longer regulated by the Federal Housing Finance Agency.

(d)                                 Minimum Pre-Tax Profitability.  Borrower shall not permit Borrower’s Pre-Tax Profitability to be less than $1.00 for any fiscal calendar quarter.

Exhibit A-4

(e)                                  Debt Service Coverage Ratio.  Borrower shall maintain a Debt Service Coverage Ratio of at least [***].

(f)                                   Maximum Servicing Portfolio Seriously Delinquent Rate.  Borrower shall not allow its Servicing Portfolio Seriously Delinquent Rate for any calendar quarter to exceed [***].

(g)                                  Maintenance of Custodial Accounts.  Borrower shall maintain custodial accounts on deposit with Bank at a minimum of [***] in average account balance, as determined by Bank in its sole and reasonable discretion, or the interest rate applicable to the Promissory Note shall increase by [***]. for any applicable month during which such average custodial account deposits dip below [***]. For the avoidance of doubt, notwithstanding the application of an increase to the interest rates on the Promissory Note pursuant to this Section 3(g), for any subsequent month for which the average custodial account deposits are greater than or equal to [***], then no such [***] increase shall apply.

4.                                      Non-Financial Covenants.  Borrower covenants and agrees that, as long as the Agreement remains in effect, Borrower will, at all times, observe, perform and comply with each of the following covenant(s):

(a)                                 Borrowing Base Certificate.  Within forty five (45) days after the last day of each calendar quarter, and whenever otherwise requested by Bank, submit to Bank a Borrowing Base Certificate as of the end of such quarter and certified by an Authorized Officer of Borrower. Such Borrowing Base Certificate shall be in the form of Exhibit B to the Agreement or in such other form as Bank may reasonably require;

(b)                                 Financial Statements and Compliance Certificate; Financial Reporting.  Borrower shall maintain a system of accounting established and administered in accordance with GAAP, and furnish, or cause to be furnished, to Bank:

(i)                                     Within one hundred twenty (120) days after the close of each fiscal year, audited financial statements, including a statement of income and changes in shareholders’ equity of Borrower for such year, and the related balance sheet as at the end of such year, all in reasonable detail and accompanied by an opinion of a certified public accountant acceptable to Bank as to said financial statements, and certified by such Borrower that said financial statement fairly presents the financial condition of such Borrower as of such date;

(ii)                                  Within forty five (45) days after the end of each calendar quarter, including the last quarter of Borrower’s fiscal year, the unaudited balance sheets of Borrower as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for Borrower for such period and the portion of the fiscal year through the end of such period, subject, however, to year-end adjustments. Such reports shall include, without limitation, in the form agreed by Borrower and Bank, the results of Borrower’s hedging activities for the applicable period;

Exhibit A-5

(iii)                               Concurrently with the delivery of the financial statements required above, submit to Bank: (1) a Compliance Certificate as of the end of such period; and (2) a certificate of an Authorized Officer of Borrower (i) stating that to the best of such Person’s knowledge, no Event of Default has occurred and is continuing, or if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (ii) showing in reasonable detail the calculations demonstrating compliance with Article 8 and this Addendum. Such Compliance Certificate shall be in the form of Exhibit C to the Agreement or in such other form as Bank may reasonably require; and

(iv)                              [Reserved];

(v)                                 [Reserved];

(c)                                  Servicing Appraisals.  Within thirty (30) days after the last day of each calendar month a Servicing Appraisal as of the end of such month in form acceptable to Bank and by an appraiser acceptable to Bank in its reasonable discretion. Borrower agrees to pay the reasonable and documented out-of-pocket costs and expenses of such third party Servicing Appraisal and any third-party review fees.

(d)                                 Agency Audit Reports.  Promptly after Borrower’s receipt, and anytime upon Bank’s request, all Agency audit reports provided that the release of any such audit report to Bank is approved by the Agency and Bank has agreed to any confidentiality requirements of the Agency.

(e)                                  Restricted Payments.  Provided no Event of Default has occurred and is continuing, and such payment or distribution will not result in an Event of Default, Borrower may , directly or indirectly, declare or pay any dividends or make any other payment or distribution (in cash, property, or obligations) on account of its equity interests, or redeem, purchase, retire, or otherwise acquire any of its equity interests, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its equity interests or for any redemption, purchase, retirement, or other acquisition of any of its equity interests, or undertake any new obligation (contingent or otherwise) to do any of the foregoing.

(f)                                   Change in Management or Subservicer.  Borrower shall not permit any change in the senior executive management of Borrower or subservicer of Borrower without promptly providing Bank notice of such a change.

(g)                                  Change in Ownership or Control.  Borrower shall not permit any change in the ownership or control of Borrower, or permit the sale, transfer or conveyance of more than fifty percent (50%) of the shares or other equity interests in Borrower without promptly providing Bank notice of such a change.

5.                                      Breach.  Any material breach by Borrower of any of the covenants set forth herein shall be an Event of Default and shall entitle Bank to exercise its rights and remedies under the Agreement or any other Loan Document.

Exhibit A-6

6.                                      Facility Fee.  Borrower shall pay Bank a facility fee (the “Facility Fee”) in an amount equal to [***] of the Committed Sum, which Facility Fee is fully-earned and payable on the Effective Date.

7.                                      Miscellaneous.  This Addendum is made a part of and is incorporated into the Agreement. Except as hereby modified or supplemented, the Agreement shall remain in full force and effect. The liability of all Persons obligated in any manner under this Addendum shall be joint and several. If more than one Person shall execute this Addendum as “Borrower,” then the term “Borrower” as used herein shall refer both to each such Person individually and to all such Persons collectively.

[Signature Page Follows]

Exhibit A-7

EXECUTED by Borrower to be effective as of the Effective Date.

BANK:

Western Alliance Bank, an Arizona corporation

By:	/s/ Joshua Ormiston
Name: Joshua Ormiston
Title: Vice President

BORROWER:

AmeriHome Mortgage Company, LLC, a Delaware
limited liability company

By:	/s/ Jim Furash
Name: Jim Furash
Title: CEO

[Signature Page to Exhibit A to Loan and Security Agreement]

EXECUTED by Borrower to be effective as of the Effective Date.

BANK:

Western Alliance Bank, an Arizona corporation

By:
Name:
Title:

BORROWER:

AmeriHome Mortgage Company, LLC, a Delaware
limited liability company

By:
Name: Jim Furash
Title: CEO

[Signature Page to Exhibit A to Loan and Security Agreement]

Schedule A
Pledged Servicing Rights Schedule

(See attached)

EXHIBIT B
BORROWING BASE CERTIFICATE

EXHIBIT C
COMPLIANCE CERTIFICATE

EXHIBIT D

SUBSERVICER NOTICE